Exhibit 2.2

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

GREAT ELM HEALTHCARE, LLC,

THE SELLERS NAMED HEREIN,

GREAT ELM DME HOLDINGS, INC., AS SELLERS’ REPRESENTATIVE,

QHM HOLDINGS INC.,

AND,

SOLELY FOR PURPOSES OF SECTIONS 2.7 AND 9.17,

QUIPT HOME MEDICAL CORP.

DATED AS OF JANUARY 3, 2023

Table of Contents

Page

ARTICLE I RECITALS AND DEFINITIONS		1
1.1	Recitals	1
1.2	Definitions	1
1.3	Other Terms	1
1.4	Usage	1
ARTICLE II PURCHASE AND SALE		3
2.1	Purchase and Sale of Equity Interests; Contribution	3
2.2	Closing	3
2.3	Payment of the Purchase Price	4
2.4	Estimated Purchase Price Adjustment	5
2.5	Adjustments to Purchase Price	5
2.6	Withholding	8
2.7	Investment in Parent Stock	9
ARTICLE III REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS		12
3.1	Organization and Qualification	12
3.2	Authority, Due Execution and Binding Effect	13
3.3	No Violation; Consents and Approvals; No Conflict	13
3.4	Ownership; No Liens	13
3.5	Litigation	14
3.6	Brokers	14
3.7	No Other Representations or Warranties	14
ARTICLE IV REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY AND THE SUBSIDIARIES		14

i

4.1	Incorporation, Organization and Qualification; Capitalization; Authority, Due Execution and Binding Effect	14
4.2	No Violation; Consents and Approvals; No Conflict	15
4.3	Ownership; No Liens	16
4.4	Company Financial Statements	16
4.5	No Undisclosed Liabilities	17
4.6	Absence of Certain Changes or Events	17
4.7	Litigation	17
4.8	Compliance with Laws	17
4.9	International Trade and Anti-Corruption	18
4.10	Permits	18
4.11	Environmental Matters	18
4.12	Material Contracts	19
4.13	Intellectual Property	21
4.14	Real Property	23
4.15	Employee Matters and Benefit Plans	23
4.16	Taxes	25
4.17	Brokers	27
4.18	Affiliates	27
4.19	Insurance	28
4.20	Ownership and Sufficiency of Assets	28
4.21	Labor	28
4.22	Bank Accounts	30
4.23	Customers; Suppliers	30
4.24	Inventory	30
4.25	Warranties	30

4.26	Name	31
4.27	COVID-19 Relief	31
4.28	Healthcare Laws	31
4.29	Accounts Receivable	32
4.30	Medicare and Medicaid Program Participation	32
4.31	Stark Law	33
4.32	Billing Practices	33
4.33	Certain Actions	33
4.34	No Other Representations or Warranties	33
ARTICLE V REPRESENTATIONS AND WARRANTIES RELATING TO THE PURCHASER		34
5.1	Organization and Qualification	34
5.2	Authority, Due Execution and Binding Effect	34
5.3	No Violation; Consents and Approvals; No Conflict	34
5.4	Litigation	35
5.5	Parent Stock	35
5.6	TSX Venture Exchange Approval for Issuance of Parent Stock	35
5.7	Parent SEC Reports	36
5.8	Parent Financial Statements	36
5.9	Brokers	36
5.10	Solvency	36
5.11	No Other Representations or Warranties	36
ARTICLE VI COVENANTS		37
6.1	Access to Information; Cooperation	37
6.2	Further Action	37

6.3	Officers’ and Directors’ Indemnification	37
6.4	Taxes	38
6.5	Confidentiality	44
6.6	Non-Competition; Non-Solicitation; Non-Disparagement	44
6.7	Release	46
6.8	Employees	47
6.9	R&W Insurance Policy	48
6.10	Financial Statements	48
6.11	TSX Venture Exchange	48
ARTICLE VII CLOSING DELIVERABLES		49
7.1	Sellers’ Representative Closing Deliveries	49
7.2	Purchaser’s Closing Deliveries	50
ARTICLE VIII INDEMNIFICATION		51
8.1	Indemnification by the Sellers	51
8.2	Indemnification by the Purchaser	51
8.3	Survival and Time Limitations	51
8.4	Limitations on Indemnification by the Sellers	52
8.5	Sources	53
8.6	Other Indemnification Matters	54
8.7	Calculation of Losses	56
8.8	Exclusive Remedy	57
8.9	Release of Indemnity Escrow Amount	57
ARTICLE IX MISCELLANEOUS		57
9.1	Appointment of Sellers’ Representative	57
9.2	Notices, Consents, Etc.	60

9.3	Severability	61
9.4	Assignment; Successors	61
9.5	Counterparts; Facsimile or PDF Signatures	61
9.6	Governing Law	61
9.7	Table of Contents and Headings	62
9.8	Entire Agreement	62
9.9	Third Parties	62
9.10	Schedules and Exhibits; Disclosure Generally	62
9.11	Submission to Jurisdiction; Consent to Service of Process	63
9.12	Waiver of Jury Trial	63
9.13	Public Announcements	63
9.14	Amendments and Waivers	64
9.15	Expenses	64
9.16	Specific Performance	64
9.17	Parent Obligations	65

EXHIBITS

Exhibit A Form of Shareholder Representation Letter

v

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) dated as of January 3, 2023, by and among (i) Great Elm Healthcare, LLC, a Delaware limited liability company (the “Company”), (ii) Great Elm DME Holdings, Inc., a Delaware corporation (“DME Holdings”), Great Elm DME, Inc., a Delaware corporation (“DME”), Corbel Capital Partners SBIC, L.P., a Delaware limited partnership (“Corbel”), and Valley Healthcare Group, LLC, an Arizona limited liability company (“VHG” and, together with DME Holdings, DME and Corbel, each a “Seller” and, collectively, the “Sellers”), (iii) DME Holdings, in its capacity as the Sellers’ Representative (the “Sellers’ Representative”), (iv) QHM Holdings Inc., a Delaware corporation (the “Purchaser”) and, solely for purposes of Sections 2.7 and 9.17, (v) QUIPT Home Medical Corp., a company amalgamated under the laws of the Province of British Columbia (“Parent”). Throughout the remainder of this Agreement, the Purchaser, the Company and the Sellers shall each be referred to, individually, as a “Party,” and, collectively, as the “Parties.”

ARTICLE I
RECITALS AND DEFINITIONS

1.1 Recitals.

(a) The Company is a limited liability company organized under the laws of the State of Delaware and a participating Medicare provider that provides (i) nebulizers, oxygen concentrators, and continuous positive airway pressure (CPAP) and bilevel positive airway pressure (BiPAP) units; (ii) traditional and non-traditional durable medical respiratory equipment and services; (iii) non-invasive ventilation equipment, supplies and services; (iv) power mobility services; and (v) sleep testing (collectively the “Business”).

(b) Concurrently with the execution and delivery of this Agreement and as a material inducement to the Sellers’ willingness to enter into this Agreement, the Purchaser has obtained the R&W Insurance Policy which has been issued and bound as of the date of this Agreement.

(c) In connection with the execution and delivery of this Agreement, (i) certain Persons have executed and delivered non-competition agreements and (ii) certain individuals have entered into employment agreements with the Company, in each case, in the form previously agreed by the Parties.

1.2 Definitions. Defined terms used in this Agreement shall have the meanings ascribed to them in the Annex of Defined Terms attached hereto.

1.3 Other Terms. Other terms may be defined elsewhere in this Agreement and, for the purposes of this Agreement, those other terms shall have the meanings specified in those other places of this Agreement unless the context requires otherwise.

1.4 Usage.

(a) Interpretation. In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement from succeeding to such Person’s rights or obligations under this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement (including this Agreement), Contract, document, instrument, statute or regulation means such agreement, Contract, document, instrument, statute or regulation as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi) “herein,” “hereunder,” “hereof,” “hereto,” “hereby,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii) “or” is used in the inclusive sense of “and/or”;

(ix) no prior draft of this Agreement nor any course of performance or course of dealing will be used in the interpretation or construction of this Agreement;

(x) the phrase “made available” means made available to the Purchaser in the online data room established for the Transaction at least two (2) Business Day prior to the time of execution of this Agreement by the Parties;

(xi) all references to monetary amounts in this Agreement refer to U.S. Dollars;

(xii) the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(xiii) the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”;

(xiv) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form;

(xv) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;

(xvi) reference to “day” or “days” means calendar days; and

(xvii) notwithstanding anything to the contrary contained in this Agreement, for the avoidance of doubt, to the extent that any obligation is treated as (A) a reduction in Cash or (B) a liability in Indebtedness, Transaction Expense or taken into account in determining the Working Capital Ratio, such obligation shall not be counted more than once, i.e., in more than one category.

(b) Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

(c) Legal Representation of the Parties. This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

ARTICLE II
PURCHASE AND SALE

2.1 Purchase and Sale of Equity Interests; Contribution.

(a) Subject to the terms and the conditions of this Agreement, at the Closing, the Sellers shall sell to the Purchaser, free and clear of all Liens and other restrictions on transfer (other than restrictions on transfer arising under applicable securities Laws) all of the outstanding Equity Interests of the Company (the “Purchased Interests”), by the Sellers’ delivery to the Purchaser of assignments of membership interests evidencing Sellers’ sale, transfer, and assignment of the Purchased Interests to Purchaser.

(b) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser shall purchase the Purchased Interests from the Sellers, by its delivery of the Purchase Price, as set forth in Section 2.3 below.

2.2 Closing. The closing (the “Closing”) of the purchase and sale of the Purchased Interests and the other transactions contemplated by this Agreement and the Ancillary Agreements (collectively, the “Transaction”) shall take place by electronic means, simultaneously with the execution of this Agreement, subject to receipt by the Sellers of the Purchase Price in accordance with Section 2.3. The date on which the Closing occurs is referred to as the “Closing Date”. The

Closing will be deemed to occur for all purposes at 11:59 p.m. (Eastern Time) on December 31, 2022 (the “Effective Time”).

2.3 Payment of the Purchase Price.

(a) Subject to Section 2.5, in consideration for the sale of the Purchased Interests pursuant to Section 2.1(b), the Purchaser shall pay an aggregate amount equal to (i) the Base Price, less (ii) the Estimated Closing Date Debt, less (iii) the Estimated Closing Date Transaction Expenses, less (iv) the Estimated Working Capital Deficit, if any, plus (v) the Estimated Closing Date Cash (such calculated amount, the “Purchase Price”). At the Closing, in the following chronological order, the Purchaser shall pay:

(i) on behalf of the Sellers and the Company, as the case may be, and as directed by the Sellers’ Representative, the amounts necessary to pay the Estimated Closing Date Transaction Expenses (which such amounts and payees the Sellers’ Representative shall deliver to the Purchaser prior to the Closing);

(ii) to the holders of any Estimated Closing Date Debt of the type referred to in clauses (a) through (g) of the definition of Indebtedness, the amount required to pay in full and discharge all such Indebtedness in accordance with the Payoff Statements;

(iii) to the Escrow Agent, the Indemnity Escrow Amount;

(iv) to the Sellers’ Representative, on behalf of the Participating Sellers, 431,996 shares of Parent Stock, for further distribution to the Participating Sellers in accordance with the allocation set forth on Schedule 3.4;

(v) to the Sellers’ Representative, an amount in cash equal to $3,750,000 (the “Expense Fund”), to be held on behalf of the Sellers and used at the discretion of the Sellers’ Representative to satisfy or enforce any of the Sellers’ obligations hereunder (or any expenses related thereto); and

(vi) to the Sellers, by wire transfer of immediately available funds to the account(s) designated in writing by Sellers’ Representative at least three days prior to the Closing Date, an aggregate amount in cash (the “Closing Payment”) equal to (A) the Purchase Price, minus (B) the Indemnity Escrow Amount, minus (C) an amount equal to the Expense Fund, minus (D) an amount equal to the Parent Stock Value. The Closing Payment shall be paid to each Seller in accordance with, if applicable, such Sellers’ Pro Rata Share; provided, however, for purposes of such allocation, an amount equal to the Parent Stock Value shall be added to the Closing Payment and with respect to each Participating Seller, an amount equal to the Stock Price multiplied by the number of shares of Parent Stock allocated to such Participating Seller shall be deducted from such Participating Seller’s Closing Payment.

(b) Payoff Documents. The Sellers’ Representative has delivered to the Purchaser, a written statement from each Person identified in Schedule 2.3(b) (each such written statement, hereinafter, a “Payoff Statement”), which Payoff Statements as to each Person identified in Schedule 2.3(b): (i) sets forth the full amount (or a methodology for calculating the full amount) which is to be paid to such Person on the Closing Date in order to pay in full and discharge all Indebtedness which the Company owes to any such Person, including interest, fees, prepayment fees or penalties and amounts, if any, due in connection with the termination of any interest rate protection agreements; (ii) provides that upon payment to the Person that has issued the Payoff Statement of the amount stated or described in the Payoff Statement, all Liens of such Person on any tangible and intangible assets of the Company shall be released and discharged; (iii) authorizes the Company to terminate all UCC financing statements and other filings made to perfect or evidence such Liens; and (iv) was accompanied by any UCC authorizations or other releases as may be reasonably required to evidence the satisfaction of such Estimated Closing Date Debt (item (iv) the “Lien Releases” and together with the Payoff Statement, the “Payoff Documents”).

2.4 Estimated Purchase Price Adjustment. The Sellers’ Representative has delivered to the Purchaser (i) an estimated consolidated balance sheet of the Company as of the Effective Time (the “Estimated Closing Balance Sheet”), (ii) an estimated calculation of the Closing Date Debt (the “Estimated Closing Date Debt”), (iii) an estimated calculation of the Closing Date Transaction Expenses (the “Estimated Closing Date Transaction Expenses”), (iv) an estimated calculation of the Closing Date Working Capital Ratio, based on the Estimated Closing Balance Sheet (the “Estimated Working Capital Ratio”) and in accordance with the accounting principles set forth on Schedule 2.5 and (v) an estimated calculation of the Closing Date Cash (the “Estimated Closing Date Cash”). The Estimated Closing Balance Sheet, Estimated Closing Date Debt, Estimated Working Capital Ratio and the Estimated Closing Date Cash have been prepared in accordance with GAAP, as used in the preparation of the Company Financial Statements, and, to the extent GAAP provides for a range of alternatives, in accordance with the past practices of the Company within such range. If the Estimated Working Capital Ratio is less than the Working Capital Target, then an amount equal to the current assets necessary to be added to achieve the Working Capital Target shall constitute the “Estimated Working Capital Deficit.” The Company and Purchaser agrees that the Company has made available to Purchaser and its advisors all material records and work papers and personnel used in preparing the Estimated Closing Balance Sheet and the foregoing calculations.

2.5 Adjustments to Purchase Price.

(a) Closing Balance Sheet.

(i) Within 30 days following the Measurement Date, the Purchaser shall, acting in good faith, prepare and deliver to the Sellers’ Representative a consolidated balance sheet of the Company as of the Effective Time (the “Closing Balance Sheet”), a calculation of Working Capital Ratio as of the Effective Time based on the Closing Balance Sheet (the “Closing Date Working Capital Ratio”) and in accordance with the accounting principles set forth on Schedule 2.5, a calculation of the Indebtedness of the Company as of the Effective Time (the “Closing Date Debt”), a calculation of the Transaction Expenses as of the Effective Time (the “Closing Date Transaction Expenses”), and a calculation of the Cash as of the Effective Time (the “Closing Date Cash”) (collectively, the “Draft Closing Statements”). The Closing Balance Sheet, the Closing Date Working Capital Ratio, the Closing Date Debt and the Closing Date Cash shall be prepared in accordance with GAAP, and, to the extent GAAP provides for a range of alternatives, in accordance with the past practices of the Company within such range.

(ii) During the period from the date the Draft Closing Statements are delivered by the Purchaser to the Sellers’ Representative through the date such statements are finally determined, the Purchaser and Parent shall, and shall cause the Purchaser’s, Parent’s and the Company’s Representatives to, reasonably cooperate with the Sellers’ Representative and its Representatives and to provide the Sellers’ Representative and its Representatives reasonable access to the books and records (including work papers) of the Purchaser, Parent and the Company and their respective Representatives in connection with the review of the Draft Closing Statements, and the Purchaser shall make available to the Sellers’ Representative and its Representatives, personnel responsible for the preparation of the Draft Closing Statements in order to respond to inquiries of the Sellers’ Representative related thereto. The Sellers’ Representative agrees, on behalf of itself and its Representatives, that it shall treat all such information as confidential.

(iii) If the Sellers’ Representative disputes the correctness of the Draft Closing Statements provided to the Sellers’ Representative by the Purchaser, the Sellers’ Representative shall notify the Purchaser in writing (a “Dispute Notice”) of its objections within 30 days after its receipt of the Draft Closing Statements and shall describe the reasons for the Sellers’ Representative’s objections (specifying in reasonable detail such disagreement along with Sellers’ Representative’s alternative calculation of the corresponding item(s) on the Draft Closing Statements). If the Sellers’ Representative fails to timely deliver a Dispute Notice to the Purchaser within such 30-day period, the Sellers’ Representative shall be deemed to have accepted the Draft Closing Statements provided by the Purchaser to the Sellers’ Representative, which shall be final, conclusive and binding on the Parties and the Sellers’ Representative and used for all purposes of this Section 2.5. If, however, the Sellers’ Representative delivers a Dispute Notice to the Purchaser within such 30-day period, the Sellers’ Representative and the Purchaser shall endeavor in good faith to resolve any disputed items within 30 days after the date of the Purchaser’s receipt of the Dispute Notice.

(iv) If the Sellers’ Representative and the Purchaser are unable to resolve any items in dispute relating to the Draft Closing Statements within 30 days after the date of the Purchaser’s receipt of the Dispute Notice (or such other period as the Parties may mutually agree), the Sellers’ Representative and the Purchaser shall submit the dispute to a nationally recognized accounting firm reasonably agreed to by the Sellers’ Representative and the Purchaser (the “Independent Accountant”) to resolve all items remaining in dispute, and such determination by the Independent Accountant shall be final, binding and conclusive on the Parties. The Independent Accountant, in undertaking the tasks to be performed by it as provided herein, shall act as an expert and not as an arbitrator. The Purchaser and the Sellers’ Representative shall present to the Independent Accountant their respective positions regarding any remaining disputed items (provided that, for greater certainty, such presentations are limited to matters described in the Dispute Notice) in the form of a written report, a copy of which shall be delivered to the Independent Accountant and the Purchaser or the Sellers’ Representative, as applicable, within 20 days of the submission of the dispute to the Independent Accountant, and no ex parte conferences, oral examinations, testimony, depositions, discovery or other form of evidence gathering or hearings shall be conducted or allowed; provided, however, that at the Independent Accountant’s request, or as mutually agreed by the Sellers’ Representative and the Purchaser, the Sellers’

Representative and the Purchaser may meet with the Independent Accountant so long as Representatives of both the Sellers’ Representative and the Purchaser are present.

(v) The Independent Accountant shall determine, based solely on such written reports from the Purchaser and the Sellers’ Representative, and the relevant terms set forth herein, and not by independent review, only those issues in dispute specifically set forth in the Dispute Notice (to the extent remaining in dispute) and shall deliver to the Purchaser and the Sellers’ Representative its resolution of all issues in dispute (together with revised calculations of the applicable amounts). In resolving any disputed item, the Independent Accountant (A) shall be bound to the principles of this Section 2.5 (including Section 2.5(a)(i)), (B) shall limit its review to matters specifically set forth in the Dispute Notice and which remain in dispute, and (C) shall not assign a value to any item higher than the highest value for such item claimed by either the Purchaser or the Sellers’ Representative or lower than the lowest value for such item claimed by either the Purchaser or the Sellers’ Representative. The Purchaser and the Sellers’ Representative shall instruct the Independent Accountant to complete its work and render its determination in writing within 30 calendar days of its engagement.

(vi) The Closing Date Working Capital Ratio, the Closing Date Debt, the Closing Date Transaction Expenses and the Closing Date Cash, as finally determined pursuant to this Section 2.5 (whether by failure of the Sellers’ Representative to deliver a Dispute Notice to the Purchaser, by the written agreement of the Parties or by the final determination of the Independent Accountant), shall be deemed to be, and shall be referred to herein, as the “Final Working Capital Ratio,” the “Final Closing Date Debt,” the “Final Closing Date Transaction Expenses” and the “Final Closing Date Cash.”

(vii) The Company, prior to Closing, shall be responsible for the costs and expenses incurred in connection with the preparation of the Estimated Closing Balance Sheet, Estimated Closing Date Debt, Estimated Closing Date Transaction Expenses, Estimated Working Capital Ratio and Estimated Closing Date Cash (such costs and expenses, to the extent payable to third parties and unpaid, shall be included in the Transaction Expenses). The Purchaser and/or the Company, following the Closing, shall be responsible for the costs and expenses incurred in connection with the preparation of the Draft Closing Statements. The Sellers’ Representative and the Purchaser shall each bear, and be responsible for, the costs and expenses incurred by each of them (including any fees and expenses of their respective accounting firms) in connection with negotiation of disputed items in the Draft Closing Statements. If the Independent Accountant is engaged, the fees, expenses and disbursements of the Independent Accountant shall be allocated between (and paid by) the Sellers and the Purchaser in inverse proportion to the degree to which the position of the Sellers’ Representative and the position of the Purchaser as to the amount of the Draft Closing Statements has been confirmed by the Independent Accountant, which proportionate allocation of fees, expenses and disbursements shall be determined by the Independent Accountant and set forth in the written determination of the Independent Accountant. Notwithstanding the foregoing, the Sellers, on the one hand, and the Purchaser, on the other hand, each agree to pay 50% of all fees and expenses to the Independent Accountant until such time as the ultimate allocation is determined, such that the Independent Accountant will be permitted to invoice 50% of its retainer, fees, and expenses directly to each Party. Once the ultimate allocation is determined, the Sellers or the Purchaser, as the case may be, shall promptly pay to the other a

“make whole” payment in an amount, in immediately available funds to the account designated by such Party, commensurate with the ultimate allocation.

(b) Adjustment for Working Capital Ratio. If the Final Working Capital Ratio is less than the Estimated Working Capital Ratio, then the Purchase Price shall be decreased if the calculation pursuant to Section 2.4 would have been subject to adjustment. If the Final Working Capital Ratio is greater than the Estimated Working Capital Ratio, the Purchase Price shall be increased if the calculation pursuant to Section 2.4 would have been subject to adjustment, provided, however, any such increase shall not exceed the amount of the Estimated Working Capital Deficit.

(c) Adjustment for Final Closing Date Debt. If the Final Closing Date Debt is less than the Estimated Closing Date Debt, the Purchase Price shall be increased by an amount equal to the difference. If the Final Closing Date Debt is greater than the Estimated Closing Date Debt, the Purchase Price shall be decreased by an amount equal to the difference.

(d) Adjustment for Final Closing Date Transaction Expenses. If the Final Closing Date Transaction Expenses are less than the Estimated Closing Date Transaction Expenses, the Purchase Price shall be increased by an amount equal to the difference. If the Final Closing Date Transaction Expenses are greater than the Estimated Closing Date Transaction Expenses, the Purchase Price shall be decreased by an amount equal to the difference.

(e) Adjustment for Final Closing Date Cash. If the Final Closing Date Cash is less than the Estimated Closing Date Cash, the Purchase Price shall be decreased by an amount equal to the difference. If the Final Closing Date Cash is greater than the Estimated Closing Date Cash, the Purchase Price shall be increased by an amount equal to the difference.

(f) Final Closing Payment. The final adjustments pursuant to Sections 2.5(b), 2.5(c), 2.5(d) and 2.5(e) shall be netted and the final Closing Payment determined (the “Final Closing Payment”). In the event that the Final Closing Payment is greater than the Closing Payment (such excess, the “Final Overage”), the Purchaser will deposit, or cause to be deposited, within three Business Days of the determination of the Final Closing Payment, with the Sellers’ Representative, by wire transfer of immediately available funds, an amount equal to such Final Overage. Upon payment of such Final Overage, the Purchaser will be fully released and discharged of any obligation with respect to payment of the Final Overage. In the event that the Closing Payment is greater than the Final Closing Payment Price (such excess, the “Final Underage”), then the Sellers, jointly and severally, shall within three Business Days of the determination of the Final Closing Payment, reimburse the Purchaser, by wire transfer of immediately available funds, for an amount equal to the absolute value of the Final Underage, provided that the Sellers’ Representative shall first use the Expense Fund to satisfy such obligations. Upon payment of such Final Underage, the Sellers will be fully released and discharged of any obligation with respect to payment of the Final Underage.

2.6 Withholding. The Purchaser shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such amounts as are required to be deducted and withheld under the Code or pursuant to any other applicable Law. The Purchaser shall (a) use commercially reasonable efforts to notify the Sellers’ Representative of its obligation to deduct and withhold at least five days prior to making any such deduction or withholding and (b) cooperate in good faith with the Sellers’ Representative to reduce (or eliminate) the deduction or withholding of such amounts to the extent permitted by applicable Law (including by accepting any properly completed documentation that is provided by the Sellers’ Representative). Amounts deducted and withheld pursuant to this Section 2.6 shall be timely paid over to the appropriate Governmental Authority and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.7 Investment in Parent Stock.

(a) Each Participating Seller represents and warrants that it is an “accredited investor” within the meaning of the Securities Act and Rule 501(a) of Regulation D promulgated thereunder.

(b) Each Participating Seller understands that the shares of Parent Stock it will receive as part of the Purchase Price are “restricted securities” within the meaning of Rule 144 under the Securities Act and are being acquired in a transaction not involving a public offering and that such securities may not be resold within the United States without registration under the Securities Act and registration or qualification under applicable state securities Laws of the United States (“blue sky laws”), except pursuant to an exemption from such registration. Each Participating Seller understands that it may not be able to resell the shares of Parent Stock it receives pursuant to this Agreement except in accordance with limited exemptions available under the Securities Act and all rules and regulations promulgated thereunder and the applicable blue sky laws (collectively, the “U.S. Securities Laws”), and that such Participating Seller is solely responsible for (and the Quipt Parties are in no way responsible for) such Participating Seller’s compliance with applicable resale restrictions. Each Participating Seller acknowledges that no representation has been made by the Quipt Parties respecting the applicable holding periods imposed by Canadian securities Laws and/or U.S. Securities Laws or other resale restrictions applicable to the shares of Parent Stock it receives pursuant to this Agreement which restrict the ability of such Participating Seller to resell such securities, and such Participating Seller will comply with all applicable Canadian securities Laws and U.S. Securities Laws concerning the acquisition, holding and resale of the shares of Parent Stock that it receives pursuant to this Agreement and will not resell any such shares of Parent Stock except in accordance with the provisions of applicable Canadian securities Laws and U.S. Securities Laws.

(c) Each Participating Seller agrees that if, prior to the removal of the restrictive legend from the certificates representing the shares of Parent Stock pursuant to Section 2.7(k) or, alternatively, the registration of such shares, it decides to offer, sell or otherwise transfer the shares of Parent Stock its receives pursuant to this Agreement, it will not offer, sell or otherwise transfer any of such Parent Stock, directly or indirectly, unless:

(i) The transfer is to the Purchaser and/or Parent, as applicable;

(ii) The transfer is outside the United States in a transaction meeting the requirements of Rule 904 of Regulation S under the Securities Act and in compliance with applicable laws and regulations of the jurisdiction(s) in which such sale is made, as applicable;

(iii) In accordance with Rule 144 of the Securities Act, if available, and in compliance with applicable blue sky laws and other applicable U.S. Securities Laws (if any); or

(iv) The transfer is made in a transaction that does not require registration under the Securities Act or any applicable securities Laws, and such Participating Seller has, prior to such transfer, furnished to the Purchaser and/or Parent an opinion of counsel of recognized standing or other evidence of exemption, in either case reasonably satisfactory to Parent.

(d) Each Participating Seller understands and acknowledges that the certificates representing the shares of Parent Stock it receives pursuant to this Agreement and each certificate issued in transfer thereof, will bear, as of the Closing Date, legends substantially in the following forms and with the necessary information inserted:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE <insert date that is four (4) months and one (1) day after Closing Date>.”

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR ANY STATE SECURITIES LAWS, AND MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH LOCAL LAWS AND REGULATIONS, (C) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE U.S. SECURITIES ACT AND IS AVAILABLE FOR RESALE OF THE SECURITIES, OR (D) IN COMPLIANCE WITH ANY OTHER EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT, INCLUDING RULE 144 OR RULE 144A THEREUNDER, IF AVAILABLE, AND, IN EACH CASE, IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS. THE HOLDER FURTHER UNDERSTANDS AND AGREES THAT IN THE EVENT OF A TRANSFER PURSUANT TO THE FOREGOING CLAUSE (B) OR (D), THE CORPORATION WILL REQUIRE A LEGAL OPINION OF COUNSEL OF RECOGNIZED STANDING OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE CORPORATION THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.”

; provided, however, that if any of the shares of Parent Stock issued pursuant to this Agreement is being sold or transferred pursuant to Rule 144 under the Securities Act and in compliance with any applicable blue sky laws and other applicable securities Laws, the latter legend may be removed by delivery to Parent’s registrar and transfer agent of an opinion satisfactory to Parent and its registrar and transfer agent to the effect that the legend is no longer required under applicable requirements of the Securities Act or applicable blue sky laws or other applicable securities Laws.

(e) Each Participating Seller acknowledges that it is able to protect its own interests, can bear the economic risk of his investment in the shares of Parent Stock it receives pursuant to this Agreement and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the shares of Parent Stock it receives pursuant to this Agreement.

(f) Each Participating Seller consents to Parent making a notation on its records or giving instructions to any registrar and transfer agent for the shares of Parent Stock it receives pursuant to this Agreement in order to implement the restrictions on transfer set forth and described in this Section 2.7.

(g) Parent has informed each Participating Seller that it is issuing the Parent Stock pursuant to an exemption from the requirements to file and obtain a receipt for a prospectus or registration statement or to deliver an offering memorandum, and no prospectus or registration statement has been filed by Parent with any securities commission or similar regulatory authority in any jurisdiction in connection with the issuance of the Parent Stock.

(h) Each Participating Seller confirms that none of Parent nor any Quipt Party or any of their respective directors, employees, officers, representatives, agents or affiliates have made any representations (written or oral) to the Participating Seller (i) regarding the future value of any of the shares of Parent Stock or (ii) that any person will resell or repurchase any of the shares of the Parent Stock.

(i) Each Participating Seller hereby consents to the collection, use and disclosure by Parent and any other of its authorized representatives of the personal information (i.e. any information about an identifiable individual) relating to such Participating Seller solely to the extent necessary for Parent to satisfy its regulatory and reporting requirements under applicable Law, and recognizes that this disclosure may result in the disclosure of some or all of such personal information becoming public information and, without limiting the foregoing, consents to the disclosure of such personal information to Parent and any of its other authorized representatives, securities commissions and/or other regulatory agencies in any jurisdiction in which the rules and requirements of such body may require such reporting, stock exchanges, publication on the SEDAR website, or as may be required or permitted by applicable Law. In order to permit Parent to comply with the requirements of the Personal Information Protection and Electronic Documents Act (Canada), each Participating Seller expressly consents to the disclosure by Parent in any submission or filing that Parent may be required to make with applicable Canadian regulatory authorities or the TSX Venture Exchange of any such personal information. Each Participating Seller further acknowledges that freedom of information legislation may require the securities regulatory authority or regulator in possession of any such personal information to make this information available if requested. Each Participating Seller hereby provides its express consent to (i) the disclosure of personal information by Parent to the TSX Venture Exchange pursuant to the forms required to be submitted to it in connection with the Transactions, and (ii)

the collection, use and disclosure of personal information by the TSX Venture Exchange for the purposes described in Appendix 6A of the TSX Venture Exchange or as otherwise identified by the TSX Venture Exchange, from time to time.

(j) This Agreement is made with the Participating Sellers in reliance upon representations to the Quipt Parties under this Section 2.7, which by each Participating Seller’s execution of this Agreement it hereby confirms, that the shares of Parent Stock to be received by such Participating Seller pursuant to this Agreement will be acquired for investment for its own account, not as a nominee or agent. Each Participating Seller has conducted its own due diligence in making a decision with respect to the Parent Stock, has been furnished all materials relating to the Purchaser, Parent and the shares of Parent Stock which it has requested and has been afforded the opportunity to obtain any additional information necessary to evaluate an investment in the shares of Parent Stock. In making a decision with respect to the shares of Parent Stock, each Participating Seller has not relied upon any representations and warranties or other information (whether written or oral) from the Quipt Parties other than as expressly set forth in this Agreement, or any of its principals or any other Person or entity acting as an agent for Quipt Parties and has relied solely on publicly available information regarding the Purchaser, Parent, and the shares of Parent Stock, including any publicly available information in the SEC Reports, under its profile on SEDAR at www.sedar.com, and its own knowledge of Parent and the Purchaser and the industries in which they operate.

(k) Effective on the six-month anniversary of the Closing Date, the Quipt Parties shall provide to Parent’s registrar and transfer agent a legal opinion satisfactory to the Participating Sellers and Parent’s registrar and transfer agent to the effect that the restrictive legend is no longer required under the applicable requirements of the Securities Act or applicable blue sky laws with respect to the shares of Parent Stock held by the Participating Sellers and such restrictive legend may be removed, provided, that Parent shall have received a customary shareholder representation letter substantially in the form attached hereto as Exhibit A from each Participating Seller.

ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS

Except as disclosed in the Disclosure Schedules, each Seller hereby severally (and not jointly and severally) represents and warrants to the Purchaser, as to itself, as of the date hereof, as follows:

3.1 Organization and Qualification. Such Seller is duly incorporated or organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of formation, and has all requisite corporate power and authority to own, lease and operate its assets and properties and to conduct its business as presently being conducted. Such Seller is duly authorized to conduct business in, and is good standing under the laws of, each jurisdiction in which such qualification is required, except where the failure to be so qualified would reasonably be expected to have a material adverse effect on the ability of such Seller to consummate the Transaction.

3.2 Authority, Due Execution and Binding Effect. Such Seller has the requisite power and authority and full legal capacity to execute and deliver this Agreement and each

Ancillary Agreement to which such Seller will be a party, to consummate the Transaction, and to perform such Seller’s obligations under this Agreement and the Ancillary Agreements. The execution, delivery and performance by each Seller of this Agreement and the consummation of the Transaction, have been duly authorized by all necessary action on the part of such Seller. Assuming the due authorization, execution and delivery by the Purchaser, this Agreement constitutes the valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions. Each Ancillary Agreement to which such Seller will be a party will be duly executed and delivered by such Seller, and, assuming that such Ancillary Agreement constitutes a valid and binding obligation of the other parties thereto, will constitute a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions.

3.3 No Violation; Consents and Approvals; No Conflict. Except as set forth on Schedule 3.3, the execution, delivery and performance by such Seller of this Agreement and each Ancillary Agreement to which such Seller will be a party does not, and the consummation of the Transaction and compliance with the terms hereof and thereof will not, directly or indirectly (a) violate, conflict with, or result in (with or without notice or lapse of time) a violation or breach of any Law, Governmental Authorization or Order to which such Seller is subject; (b) violate, conflict with or result in the breach of any provision of the Organizational Documents of such Seller; or (c) conflict in any material respect with, result in a material breach of, constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, require any Consent under, give to others any right of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Lien (other than a Permitted Lien) pursuant to any material Contract to which such Seller is a party or by which any of such Seller’s material assets or material properties are bound or affected, in each case which would reasonably be expected, individually or in the aggregate, to prevent or materially impair such Seller’s ability to perform such Seller’s obligations hereunder and thereunder and to consummate the Transaction. No Governmental Authorization of any Governmental Authority, or any other Consent, waiver, approval, Order or authorization of, or declaration or filing with, or notification to, any Governmental Authority is required to be obtained or made by or with respect to such Seller in connection with the consummation of the Transaction, except for such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws.

3.4 Ownership; No Liens. Such Seller owns, beneficially and of record, the Equity Interests of the Company set forth on Schedule 3.4, and such Equity Interests constitute all of the Equity Interests in the Company owned by such Seller. Except as set forth on Schedule 3.4, such Seller’s Equity Interests of the Company are duly authorized, validly issued, fully paid and non-assessable and are owned directly by such Seller free and clear of any Liens (other than restrictions on transfer arising under the Securities Act or any applicable state or federal securities Law) and such Seller has good, valid and marketable title to such Equity Interests. Schedule 3.4 sets forth all of the issued and outstanding Equity Interests of the Company as of immediately prior to the Closing.

3.5 Litigation. There are no pending Actions by or against such Seller, and to the knowledge of such Seller there are no threatened Actions against such Seller before any

Governmental Authority, in each case that affect such Seller’s Equity Interests in the Company, any of the assets of the Business, or that would reasonably be expected to have a material adverse effect on the ability of such Seller to consummate the Transaction. There are no outstanding Orders against such Seller that would reasonably be expected to prohibit, make illegal, enjoin or restrain the Transaction.

3.6 Brokers. No broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with this Agreement or the Transaction based upon agreement, arrangement or understanding made by or on behalf of such Seller.

3.7 No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE III and ARTICLE IV (in each case, as modified by the Disclosure Schedules), none of the Company, the Sellers or any other Person makes any other express or implied representation or warranty with respect to the Company, the Sellers, the Business or the Transaction or with respect to any other information provided to the Purchaser, and the Company and the Sellers disclaim any other representations or warranties, whether made by the Company, the Sellers or any of their respective Affiliates, officers, directors, employees, agents or other Representatives. None of the Company, the Sellers or any other Person will have or be subject to any liability to the Purchaser or any other Person resulting from the distribution to the Purchaser, or the Purchaser’s use of, any such information, including any information, documents, projections, forecasts or other material made available to the Purchaser or its Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transaction, or in respect of any other matter or thing whatsoever.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY AND THE SUBSIDIARIES

Except as disclosed in the Disclosure Schedules, the Company hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, as follows:

4.1 Incorporation, Organization and Qualification; Capitalization; Authority, Due Execution and Binding Effect.

(a) The Company and each Subsidiary is duly incorporated or organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, as set forth on Schedule 4.1(a), and has all requisite corporate or limited liability company power and authority to own, lease and operate its assets and properties and to conduct the Business as presently being conducted. Complete and correct copies of the Organizational Documents of the Company and the Subsidiaries as presently in effect have been made available to Purchaser. The Organizational Documents of the Company and the Subsidiaries, as made available to Purchaser prior to Closing, shall be complete and correct as of the Closing Date.

(b) Schedule 4.1(a) sets forth for each of the Company and each Subsidiary (i) its name and jurisdiction of incorporation or organization; (ii) the number of authorized, issued and outstanding Equity Interests of the Company and each Subsidiary and the identity of the record and beneficial owner of such issued and outstanding Equity Interests; (iii) a list of the current officers and directors of the Company and each Subsidiary; and (iv) each jurisdiction in which the Company and each Subsidiary is qualified to do business as a foreign corporation or entity. Except for the Equity Interests of the Company and each Subsidiary which are identified in Schedule 4.1(a) as being issued and outstanding, there are no Equity Interests which are issued and outstanding with respect to the Company. Except as set forth on Schedule 4.1(a), all of the Equity Interests of the Company and each Subsidiary which are identified on Schedule 4.1(a) as being issued and outstanding have been duly authorized and validly issued and are fully paid and non-assessable and all of such Equity Interests are owned by the Person identified on Schedule 4.1(a). The Company and each Subsidiary is duly authorized to conduct business in, and is good standing under the laws of, each jurisdiction in which such qualification is required, except where the failure to be so qualified would not have a Company Material Adverse Effect. Except for the Subsidiaries, the Company does not own or have any right to acquire, directly or indirectly, any Equity Interests in any Person.

(c) The execution and delivery of this Agreement and the Ancillary Agreements by the Company, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transaction have been duly and validly authorized by all necessary action and no other action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements, or the consummation of the Transaction. Assuming the due authorization, execution and delivery by the Purchaser, this Agreement shall constitute, upon such execution and delivery hereof, the legal, valid and binding obligation of the Company, enforceable against the Company, in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions. Each Ancillary Agreement to which the Company is party will be duly and validly executed and delivered by the Company, and, assuming that such Ancillary Agreement constitutes a valid and binding obligation of the other parties thereto, each Ancillary Agreement will constitute a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions.

4.2 No Violation; Consents and Approvals; No Conflict. Except as set forth on Schedule 4.2, the execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Company is party does not, and the consummation of the Transaction and compliance with the terms hereof and thereof will not, directly or indirectly (a) violate, conflict with, or result in (with or without notice or lapse of time) a violation or breach of any Law, Governmental Authorization or Order to which the Company is subject; (b) violate, conflict with or result in the breach of any provision of the Organizational Documents of the Company; (c) conflict in any respect with, result in a breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any Consent under, or give to others any right of termination, amendment, acceleration, suspension, revocation or cancellation (or other material right including a right of payment) of any Material Contract; or (d) result in the creation of any Lien (other than a Permitted Lien) upon or with respect to any of the assets or properties of the Company, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not have a Company Material Adverse Effect. Except as set forth on Schedule 4.2, no Governmental Authorization of any Governmental Authority, or any other Consent, waiver, approval, Order or authorization of, or declaration or filing with, or notification to, any Governmental Authority is required to be obtained or made by or with respect to the Company or the Sellers in connection with the consummation of the Transaction, except where the failure to obtain such Governmental Authorization, Consent, waiver, approval, Order, Permit, or authorization, or such failure to provide such notification, would not have a Company Material Adverse Effect.

4.3 Ownership; No Liens. The Equity Interests of the Company and the Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and are owned free and clear of any Liens (other than restrictions on transfer arising under the Securities Act or any applicable state or federal securities Law). Except for the Organizational Documents of the Company and as otherwise set forth on Schedule 4.3, there are no (a) equityholder agreements, voting trusts, proxies or other agreements or understandings, including any rights, warrants, put, call, subscription, option, buy-sell or other agreements or commitments with respect to any Equity Interests in the Company or any Subsidiary, including with respect to the issuance, sale, redemption, acquisition, disposition, transfer, pledge, or voting thereof and (b) outstanding or authorized equity appreciation rights, options, restricted equity, phantom equity, other equity or equity-based rights or similar rights with respect to the Company or any Subsidiary, or the payment of a value relating to the Equity Interests of the Company or any Subsidiary.

4.4 Company Financial Statements. Schedule 4.4 sets forth the Company Financial Statements, which, except as set forth in the notes thereto or on Schedule 4.4, have been prepared from the books and records of the Company and the Subsidiaries, in accordance with GAAP on a consistent basis throughout the periods covered thereby and fairly present in all material respects the financial condition and results of operations of the Business or the Company, as applicable, as of the respective date thereof and for the period referred to therein, subject to, in the case of the Latest Financials, the absence of notes and normal year-end adjustments, none of which would be material if properly presented. The books of account, minute books and other records of the Company and the Subsidiaries, all of which have been made available to the Purchaser, are in all material respects true, correct and complete and have been maintained in accordance with sound business practices. As of the Closing, all such books and records will be in the possession of the Company. The Company maintains and complies in all material respects with a system of accounting controls sufficient, in all material respects, to provide reasonable assurance (a) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, applied on a consistent basis (except as may be set forth in the notes thereto), (b) that receipts and expenditures of the Company are being made only in accordance with the respective management’s authorization, (c) all income and expense items are promptly and properly recorded for the relevant periods in accordance with policies maintained by the Company, and (d) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the consolidated financial statements of the Company and the Subsidiaries.

4.5 No Undisclosed Liabilities. Except for Liabilities that are (a) reflected, accrued or reserved against on balance sheet dated as of the Latest Balance Sheet Date in the Company Financial Statements, (b) set forth in the Disclosure Schedules, (c) Liabilities which will be included in the calculation of Closing Date Debt or Closing Date Transaction Expenses, (d) incurred in the ordinary course of business after the date of the Latest Financials, (e) Liabilities incurred in connection with the Transaction, or (f) Liabilities or obligations for performance of

Contracts to which the Company or any Subsidiary is party, the Company does not have any material Liabilities.

4.6 Absence of Certain Changes or Events. Except as set forth on Schedule 4.6, since the Latest Balance Sheet Date, (a) there has been no event, change, circumstance, effect or state of facts that, individually or in the aggregate with other events, changes, circumstances, effects or states of facts, has had a Company Material Adverse Effect, (b) the Company and the Subsidiaries have operated the Business in all material respects in the ordinary course of business consistent with past practices, and (c) neither the Sellers, the Company, nor the Subsidiaries have authorized the issuance, delivery or sale of: (i) any part of the Equity Interests of the Company or any Subsidiary; (ii) any securities convertible into, or exchangeable or exercisable for, the Equity Interests of the Company or any Subsidiary; or (iii) any rights, warrants, calls, subscriptions or options to acquire the Equity Interests of the Company or any Subsidiary.

4.7 Litigation. Except as set forth on Schedule 4.7, during the three year period ending on the date of this Agreement, (a) there have not been any (i) pending or, to the Knowledge of the Company, threatened Actions against the Company, the Subsidiaries or any of their properties or assets, (ii) Orders outstanding against the Company or any of its properties or assets, or (iii) Action pending or, to the Knowledge of the Company, threatened, or Order, against or affecting any of the officers, directors, employees or contractors of the Company or the Subsidiaries with respect to their activities for or on behalf of the Company or the Subsidiaries or their respective properties, assets, personnel or business activities; and (b) the Company and the Subsidiaries have not initiated, and do not have a present intent to initiate, any Action.

4.8 Compliance with Laws. Except as set forth on Schedule 4.8, the Company and the Subsidiaries are, and have been at all times during the five year period ending on the date of this Agreement, in compliance in all material respects with all applicable Laws and all Orders of, and agreements with, any Governmental Authority applicable to the Business. Except as set forth in Schedule 4.8, the Company and the Subsidiaries have not received, within the last five years, any notice from any Governmental Authority that the Business is being conducted in violation of any applicable Laws. To the Knowledge of the Company, except for customary or routine inspections by Governmental Authorities, no investigation or review by any Governmental Authority with respect to the Company or any Subsidiary is underway or threatened, nor has any Governmental Authority indicated to the Company or any Subsidiary an intention to conduct the same.

4.9 International Trade and Anti-Corruption.

(a) Neither the Company, the Subsidiaries nor any of their respective officers, directors, employees or agents nor any other third-party representative acting at the direction of the Company or any Subsidiary is currently, or has been in the last five years: (i) a Sanctioned Person; (ii) organized, resident or located in a Sanctioned Country; (iii) engaging in any dealings or transactions with, or for the benefit of, any Sanctioned Person or in any Sanctioned Country, or

(iv) otherwise in violation of Sanctions Laws, Ex-Im Laws, or anti-boycott Laws (collectively, “Trade Control Laws”).

(b) Neither the Company, the Subsidiaries nor any of their officers, directors, employees or agents nor any other third-party representative acting at the direction of the Company or any Subsidiary has at any time made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Government Official or other Person or has otherwise been in violation of any Anti-Corruption Laws. The Company and the Subsidiaries have maintained in all material respects complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and Government Officials.

(c) During the five years prior to the date of this Agreement, neither the Company nor any Subsidiary has (i) received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation, (ii) made any voluntary or involuntary disclosure to a Governmental Authority or (iii) conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing, in each case, related to, or in connection with, Trade Control Laws or Anti-Corruption Laws.

4.10 Permits. Schedule 4.10 sets forth, for the Company and each Subsidiary, a true, correct and complete list of each Permit which, if not obtained, maintained or held by such Company or any Subsidiary would reasonably be expected to have a Company Material Adverse Effect. The Company and the Subsidiaries currently has and at all times prior to the date of this Agreement has had all Permits in full force and effect required for the lawful conduct of the Business. Each Permit is valid, binding and in full force and effect and the Company and each Subsidiary is not in default (or with the giving of notice or lapse of time or both, would be in default) under any Permit. The Company and the Subsidiaries have not received any notice alleging the failure to hold a required Permit or threatening revocation of any Permit. Except as set forth on Schedule 4.10, the consummation of the purchase and sale of the Purchased Interests will not affect the validity of any Permit held by the Company or any Subsidiary.

4.11 Environmental Matters. The Company and each Subsidiary is now, and at all times has been, in material compliance with all applicable Environmental Laws and all Permits required thereunder. The Company and the Subsidiaries have not received any written notice regarding any uncured or unresolved violation of or Liability under Environmental Laws by or for the Company or any Subsidiary, and, to the Knowledge of the Company, no such notice is, or has been, threatened. No Environmental Claims are pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary. There has been no release or disposal of, contamination by, or exposure of any Person to any Hazardous Materials that has given or would give rise to any Liability under Environmental Laws for the Company or any Subsidiary. The Company has furnished to the Purchaser all environmental assessments, audits, reports and other material environmental documents in their possession or control that relate to the Company and the subsidiaries or the Business (including any current or former facilities, properties or operations thereof).

4.12 Material Contracts.

(a) For purposes hereof, the term “Material Contracts” shall mean all Contracts or groups of related Contracts to which the Company or any Subsidiary is a party or by which the assets of the Company or any Subsidiary are bound:

(i) with the same party for the sale of products or services by the Company or any Subsidiary under which the undelivered balance of such products or services has a sales price in excess of $200,000 payable in any 12-month period;

(ii) with the same party for the purchase of products or services by the Company or any Subsidiary under which the undelivered balance of such products or services has a purchase price in excess of $200,000 payable in any 12-month period;

(iii) relating to capital expenditures with respect to the Company and involving future payments that will exceed $200,000 in any 12-month period;

(iv) regarding acquisitions or dispositions of a material portion of the business or material assets of the Company or any Subsidiary;

(v) that are employment agreements, severance agreements, employee termination agreements, change in control agreements, indemnification agreements, or other agreements with any Employee with an annual base salary or annual base wages in excess of $150,000 for any 12-month period;

(vi) that is a collective bargaining agreement or other Contract with any labor union, works council or labor organization (each, a “CBA”);

(vii) that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which the Company or any Subsidiary will have any material outstanding obligation (including monetary or non-monetary) to any Governmental Authority after the date of this Agreement;

(viii) relating to the borrowing of money or the guaranteeing, incurring, assuming, creating or securing of any obligation for borrowed money or loaned money, other than ordinary course extensions of credit to Employees (not to exceed $25,000 individually or $150,000 in aggregate), or other guaranty by or with the Company or any Subsidiary, or allowing or permitting the imposition of any Lien on any material asset, including the Equity Interests, or property of the Company or any Subsidiary, or any note, bond, indenture, mortgage, installment obligation or other evidence of Indebtedness or any guarantee of such Indebtedness by the Company or any Subsidiary;

(ix) relating to leases, licenses, installment or conditional sale agreements, and other contracts affecting the ownership of, leasing of, title to, use of, holding of, operation of, or any leasehold or other interest in, any real or personal property of the Company or any Subsidiary; provided that in each case such Contract involves an amount in excess of $200,000 in any 12-month period;

(x) that are guaranties, suretyships or other contingent agreements, or Contracts relating to, or evidences of, or providing security for, Liabilities (whether incurred, assumed, guaranteed or secured by any asset of the Company or any Subsidiary) of any Person;

(xi) relating to the acquisition (by merger, purchase of stock, or assets, or otherwise) of substantially all the assets or any Equity Interests of any business enterprise, or other merger, consolidation or business combination involving the Company or any Subsidiary (other than this Agreement);

(xii) relating to any joint venture, strategic alliance, partnership agreements, minority equity investment, profit-sharing or other agreements involving the sharing of profits;

(xiii) that contain any covenant materially limiting the ability of or prohibiting the Company or any Subsidiary from freely engaging in any business in any specified geographical area, or competing against any Person, or from soliciting business relations or customers or from hiring any Person;

(xiv) relating to IP Rights, including (x) Contracts under which any IP Rights are licensed, granted or otherwise transferred by or to the Company or any Subsidiary, other than (A) non-exclusive licenses granted by the Company or any Subsidiary to customers in the ordinary course of business, or (B) generally available, off-the-shelf Software licenses and support/maintenance agreements commercially available on standard terms for no more than $75,000 annually, (y) research, development, collaboration or assignment Contracts, and (z) Contracts affecting the Company’s, Subsidiary’s or any other Person’s ability to enforce, own, register, license, use, disclose, transfer or otherwise exploit any IP Rights (including any covenant not to sue or co-existence or settlement agreements);

(xv) that relate to the engagement by the Company or any Subsidiary of the services of any Service Provider (other than an Employee) with an annual target cash compensation in excess of $150,000;

(xvi) under which the Company or any Subsidiary is subject to any obligation or requirement to make any investment (in the form of a loan, extension of credit, advance, or capital contribution) in any Person;

(xvii) equityholders’ or other agreements governing the voting or transfer of the Equity Interests or the approval of or restrictions on material transactions;

(xviii) that contain any capped pricing, “sole source”, “best pricing”, “most favored nation” pricing or similar pricing terms or provisions in favor of the counterparty and regarding minimum volumes, volume discount, rebates or refunds or other similar items;

(xix) with a material indemnity, either to or by the Company or any Subsidiary; or

(xx) granting to any Person a first refusal, a first offer or similar preferential right to purchase or acquire any material right, asset or property of the Company or any Subsidiary or otherwise grant any right to buy any material portion of the assets of Business or purports to limit the ability of the Company or any Subsidiary to sell, transfer, pledge or otherwise dispose of any material portion of their assets or the Business.

(b) Schedule 4.12 sets forth a correct and complete list, as of the date of this Agreement, of all Material Contracts. Correct and complete copies of each Material Contract have been made available to the Purchaser. Each of the Material Contracts is in full force and effect and is a legal, valid and binding obligation of the Company or Subsidiary, as applicable, and to the Knowledge of the Company, each other party thereto, enforceable against the Company or the Subsidiary, as applicable, and, to the Knowledge of the Company, each such other party thereto, in accordance with its terms, subject to the Enforceability Exceptions. With respect to all Material Contracts, neither the Company, the Subsidiaries nor, to the Knowledge of the Company, any other party to any such Material Contract (i) has failed to perform, in any material respect, its obligations under the Material Contracts required to be performed by it, or (ii) is in material breach or anticipated breach thereof or default thereunder.

4.13 Intellectual Property.

(a) Schedule 4.13(a) sets forth a correct and complete list of each of the following IP Rights owned (or purported to be owned) or filed by or on behalf of the Company or any Subsidiary: (i) all issued Patents and pending Patent applications; (ii) all Trademark registrations and pending Trademark applications; (iii) all domain name registrations, (iv) all unregistered Trademarks; (v) all copyright registrations and pending copyright applications; and (vi) all material proprietary Software (for each, indicating, as applicable, the owner(s), filing or registration number, title, jurisdiction, date of issuance, and current record applicant(s) and registrants and, for Internet domain names, the registrant, registrar, and expiration date). All of the foregoing IP Rights are valid, enforceable, in full force and effect and subsisting. Except as set forth on Schedule 4.13(a), the Company or a Subsidiary solely and exclusively owns all rights, title or interest in all IP Rights owned (or purported to be owned) by the Company or any Subsidiary, and has valid, enforceable, sufficient and continuing rights to use, all Company Intellectual Property and Licensed Intellectual Property, in each case free and clear of all Liens (other than Permitted Liens). The Transaction and the consummation thereof will not impair any right, title or interest of the Company in or to any Company Intellectual Property, Licensed Intellectual Property or Company IT Systems, and all of the Company Intellectual Property, Licensed Intellectual Property and Company IT Systems will be owned or available for use, as applicable, by the Company immediately after the Closing on terms and conditions substantially similar to those under which the Company owned or used the Company Intellectual Property, Licensed Intellectual Property and Company IT Systems immediately prior to the Closing.

(b) No claim or Action is pending or was made within the past five years, or, to the Knowledge of the Company, threatened, against the Company or any Subsidiary, (i) challenging the ownership, enforceability, patentability, registrability, validity or use by the Company of any Company Intellectual Property or any Licensed Intellectual Property, or (ii) alleging that the Company, any Subsidiary or any Company Software or product (in each case, owned by the Company or any Subsidiary) or the use thereof, is or was (or without a license is)

infringing, misappropriating or otherwise violating the IP Rights of any Person, and, to the Knowledge of the Company, no valid basis exists for any such claim or Action. Except as set forth on Schedule 4.13(b), no Company Intellectual Property is subject to any outstanding Order, settlement, consent or Contract restricting the use, ownership, registration, enforcement, or other exploitation thereof by the Company or any Subsidiary.

(c) Except as set forth on Schedule 4.13(c): (i) neither the Company, any Subsidiary, nor the conduct and operations of the Business, or its products and services, has infringed, misappropriated or otherwise violated, or infringed, misappropriated or otherwise violated the IP Rights of any Person, and the Company and the Subsidiaries have not received any notice (including any cease and desist letters, demands or offers to license any IP Rights from any Person) regarding any of the foregoing within the past five years; and (ii) to the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated or is infringing, misappropriating or otherwise violating any Company Intellectual Property owned by the Company or any Subsidiary.

(d) The Company and each Subsidiary has taken commercially reasonable efforts to maintain and protect the Company Intellectual Property, including the confidentiality of the Trade Secrets (including source code for the Company Software) used in connection with the Business and the ongoing security and operation of the Company IT Systems and the data and information contained therein or transmitted or processed thereby, and, to the Knowledge of the Company, no such Trade Secrets have been used by, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached by the Company or any Subsidiary or, to the Knowledge of the Company, by any other party to such agreements. Except as set forth on Schedule 4.13(d), all past and present employees, consultants and contractors of the Company that authored, developed or otherwise created any IP Rights for the Company or any Subsidiary have executed valid and enforceable Contracts pursuant to which such Person (i) is bound to maintain and protect the Trade Secrets of the Company, and (ii) assigns, pursuant to a present assignment, to the Company or any Subsidiary, sole ownership of all IP Rights authored, developed or otherwise created by such Person in the course of such Person’s employment or other engagement with the Company or any Subsidiary, in accordance with all Laws and without further consideration required to be paid by the Company or any Subsidiary or any restrictions or obligations on the Company or any Subsidiary, and such Contracts are valid and enforceable in accordance with their terms.

(e) The Company and each Subsidiary owns or has a valid right to access and use all computer systems, networks, platforms and related systems, hardware, Software, databases, websites, and equipment used to process, transmit, store, maintain and operate data, information, and functions used or held for use in connection with, or otherwise necessary for, the Business (the “Company IT Systems”). The Company IT Systems (i) are adequate and in good working condition for, and operate and perform in all material respects as required in connection with, the operation of the Business, and (ii) do not, to the Knowledge of the Company, contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or effects that (A) materially disrupt or adversely affect the functionality of any Company IT Systems, except as disclosed in their documentation, or (B) enable or assist any Person to access without authorization any Company IT Systems. During the past five years, there have been no failures, continued substandard performance or other adverse events affecting any Company IT Systems that have caused any material disruption or interruption in the use of any Company IT Systems or the conduct of the Business. The Company and the Subsidiaries maintain commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities, and act in compliance therewith in all material respects. The Company and the Subsidiaries have purchased a sufficient number of license seats (and scope of rights) for all third-party Software that is used or held for use in the conduct of the Business, and has complied in all material respects with the terms and conditions of the Contracts corresponding to such Software.

(f) The Company, the Subsidiaries and the operation of the Business (including the collection, storage, processing, use, and sharing of personal or sensitive information or data) are, and during the past five years have been, in compliance with all Data Security Requirements in all material respects. Neither the Company’s and the Subsidiary’s operation of any websites used in connection with the Business, nor the content thereof or data processed, collected, stored, or disseminated by the Company and the Subsidiaries in connection therewith, violates any applicable Law or other Data Security Requirement in any material respect. There is no claim or Action pending or, to the Knowledge of the Company, threatened against the Company and the Subsidiaries, alleging a violation of any Person’s privacy or confidentiality rights under any applicable Laws or other Data Security Requirement, and, to the Knowledge of the Company, no valid basis exists for any such claim or Action. The Company and the Subsidiaries have not been subject to any investigations or audits concerning any Data Security Requirements. There have not been any security breaches or other unauthorized access to or use of, (i) any of the Company IT Systems (including with respect to any data or other information stored or contained therein or accessed, transmitted or processed thereby), or (ii) any data, Trade Secrets or other personal, business, sensitive or confidential information of the Company, including those owned thereby or in the possession thereof. The Transaction and the consummation thereof will not violate any Data Security Requirement.

4.14 Real Property. The Company and the Subsidiaries do not own, and have never owned, any real property. Schedule 4.14 sets forth a correct and complete list of all real property leased, subleased or licensed by the Company or any Subsidiary as tenant, lessee or licensee or that is otherwise used or occupied by the Company or any Subsidiary (the “Leased Real Property”). Except as set forth on Schedule 4.14, and except as may be limited by the Enforceability Exceptions, the Company or a Subsidiary, as applicable, has a valid, binding and enforceable leasehold interest under each of the Leased Real Properties, free and clear of all Liens (other than Permitted Liens).

4.15 Employee Matters and Benefit Plans.

(a) Schedule 4.15(a) contains a correct and complete list of all “employee benefit plans” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and all other benefit or compensation plans, programs, policies, arrangements or payroll practices, including, without limitation, all bonus, commission, incentive, equity or equity-based compensation, profit-sharing, pension, stock purchase, deferred compensation, retirement, supplemental retirement, savings, severance, termination, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance, scholarship plans and any other employee benefit plans, programs, policies, agreements, contracts or arrangements, and all employment, consulting, retention, change in control or compensation agreements, contracts or arrangements, in each case, sponsored, maintained by, contributed to or required to be contributed to (other than through intercompany charges) by the Company or the Subsidiaries with respect to which the Company or the Subsidiaries has any Liability (the “Employee Plans”).

(b) Except as set forth in Schedule 4.15(b), none of the Company and the Subsidiaries or any trade or business (whether or not incorporated) which is or has in the last six years been under common control, or which is or has in the last six years been treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code has, in the last six years, maintained, sponsored, contributed to or has been obligated to contribute to, or otherwise has any Liability under or with respect to, any “employee pension benefit plans” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 or 430 of the Code, including a “multiemployer plan” (as defined in Section 3(37) of ERISA). Neither the Company nor the Subsidiaries has any Liability as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person. None of the Employee Plans provide (or could be required to provide) for post-employment, post-termination or post-ownership life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, or any other Person, except as may be required under COBRA and at the expense of the participant or the participant’s beneficiary.

(c) Correct and complete copies of the following documents, with respect to each of the Employee Plans, have been made available or delivered to Purchaser, to the extent applicable: (i) any plans and all amendments thereto and any related trust documents and all amendments thereto or, where a plan document does not exist, a written description of the Employee Plan; (ii) the most recent Form 5500 and all schedules thereto; (iii) the most recent actuarial report; (iv) for each Employee Plan intended to be qualified under Section 401(a) of the Code, the most recent determination or opinion letter regarding the qualification of such Employee Plan; (v) the most recent summary plan description and all summaries of material modification thereto; and (vi) any non-routine correspondence with any Governmental Authority.

(d) Each Employee Plan has been established, maintained, funded, operated and administered in all material respects, in accordance with its terms and in compliance with all applicable provisions of ERISA, the Code and other applicable Laws, and neither the Company, or the Subsidiaries, nor, to the Knowledge of the Company, any “party in interest” or “disqualified person” with respect to the Employee Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.

(e) Each Employee Plan subject to Section 401(a) of the Code qualifies thereunder and any trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to any Employee Plan which could reasonably be expected to cause the loss of such qualification or exemption or otherwise result in the imposition of any Liability, penalty or tax under ERISA or the Code.

(f) All contributions (including all employer contributions and employee salary reduction contributions) or other payments required to have been made under any of the Employee Plans to any insurance carrier or service provider or any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension).

(g) There are no pending or, to the Knowledge of the Company, threatened Actions, claims or lawsuits which have been asserted or instituted against or relating to any of the Employee Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Employee Plans with respect to the operation of such plans (other than routine benefit claims).

(h) Except as set forth in Schedule 4.15(h), the execution and performance of this Agreement and the consummation of the Transaction would not, either alone or in combination with any other event(s), directly or indirectly: (i) result in any payment or benefit (whether in cash, property, or vesting of property) becoming due to any Service Provider or satisfy any prerequisite (whether exclusive or non-exclusive) to any payment or benefit to any Service Provider; (ii) increase any benefits or compensation under any Employee Plan or otherwise to any Service Provider; (iii) result in the acceleration of the time of payment, vesting or funding or the forfeiture of any such benefits under any Employee Plan or otherwise to any Service Provider; or (iv) result in any payments or benefits to be made to any Service Provider by the Company or the Subsidiaries to be non-deductible (in whole or in part) under Section 280G of the Code or with any other such payment, be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(i) Any Service Provider who is not treated as an employee for federal tax purposes by the Company or the Subsidiaries, as applicable, is not an employee for such purposes.

(j) Each of the Employee Plans that is a “nonqualified deferred compensation plan” (within the meaning of Code Section 409A(d)(1)) and is subject to the requirements of Code Section 409A is in compliance with Code Section 409A and all guidance issued by the Internal Revenue Service of the United States Department of Treasury applicable to nonqualified deferred compensation plans.

(k) Neither the Company nor any Subsidiary is party to, or has any obligation under, any contract or Employee Plans to indemnify or gross up any Person for any Tax, including under Section 4999 of the Code and Section 409A of the Code (or any corresponding provisions of state, local or non-U.S. Tax Laws).

4.16 Taxes. Except as set forth on Schedule 4.16:

(a) The Company is currently, and has been at all times since the date of its formation, properly classified as a partnership for federal and applicable state Income Tax purposes. No issue has been raised by a Governmental Authority in any prior examination of the Company or any Subsidiary which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(b) The Company and each Subsidiary have timely filed all federal, state, local and foreign income Tax Returns and all other material Tax Returns that were required to be filed by it, taking into account any valid extensions of time to file such Tax Return. All income and other material Tax Returns filed by or with respect to the Company and the Subsidiaries are true, correct and complete in all material respects. All Taxes due by or on behalf of the Company and the Subsidiaries have been fully and timely paid.

(c) Within the last three years, no Governmental Authority has asserted in writing any deficiency or claim for any amount of additional Taxes against the Company and the Subsidiaries.

(d) No federal, state, local or foreign audits or other administrative proceedings or court proceedings are pending with regard to any Taxes or Tax Returns of the Company and the Subsidiaries, and the Company has not received a written notice of any actual or threatened audits or proceedings that have not been fully resolved and paid in full. Each Subsidiary is currently, and has been at all times during the Company’s ownership of an equity interest in such Subsidiary, an entity disregarded as separate from the Company for U.S. federal and state tax purposes. No Subsidiary was, at any time prior to the time the Company’s acquired an equity interest in such Subsidiary, treated as a subchapter “S” corporation for U.S. federal and applicable state income Tax purposes.

(e) All material Taxes that the Company or any Subsidiary was or is required to charge, withhold or collect have been charged, withheld and collected and have been timely paid to the proper Governmental Authorities.

(f) Except for Permitted Liens of the type described in clause (a) of the definition thereof, there are no Liens for Taxes upon the assets of the Company or any Subsidiary.

(g) Neither the Company nor any Subsidiary (i) is a party to any tax sharing, tax allocation or tax indemnity agreement or similar Contract or arrangement, whether written or unwritten (other than a Contract or agreement entered into in the ordinary course of business the principal subject matter of which is not Taxes) or (ii) is subject to any private letter ruling of the Internal Revenue Service or comparable rulings of any Governmental Authority.

(h) The Company and the Subsidiaries have never been a party to any “listed transaction” as defined in Section 1.6011-4(b) of the Regulations (or any similar provisions of state, local or non-U.S. Law).

(i) Since the Latest Balance Sheet Date, the Company and the Subsidiaries have not incurred any material liability for Taxes other than in the ordinary course of business.

(j) The Company and the Subsidiaries have not waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency nor is any such waiver or extension pending, in each case, except for any extension arising as a result of the Company or a Subsidiary obtaining an extension of time to file a Tax Return.

(k) Neither the Company nor any Subsidiary is liable for the Taxes of any other Persons (i) under Section 1.1502-6 of the Regulations (or comparable provisions of state, local or foreign Law) or (ii) as a transferee or successor or under any other applicable Law.

(l) During the past three years, the Company and the Subsidiaries have not received written notice of any claim made by a Governmental Authority in a jurisdiction where the Company or Subsidiary does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction. The Company and the Subsidiaries do not have a permanent establishment in any country other than the country of its organization. To the Knowledge of the Company, neither the Company nor any of the Subsidiaries is subject to Tax in a jurisdiction outside the country of its organization.

(m) The unpaid Taxes of the Company and the Subsidiaries (i) did not, as of the date of the Latest Financials, materially exceed the accrued liability for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Financials as of the date of the Latest Financials (rather than in any notes thereto) and (ii) as of the Closing Date, does not materially exceed such accrued liability for Taxes as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Subsidiaries in filing its Tax Returns.

(n) The Company and the Subsidiaries have (i) properly collected and remitted sales, value added and similar Taxes with respect to sales made and services provided to its customers and (ii) for all sales made or services provided that are exempt from sales, value added or similar Taxes, received and retained all appropriate documentation qualifying such sales as exempt.

(o) The Company and the Subsidiaries and any of their Affiliates or predecessors by merger or consolidation have never been a party to any transaction intended to qualify under Section 355 of the Code.

(p) Except for the representations and warranties set forth in Section 4.16(f), no representation or warranty contained in this Section 4.16 shall be deemed to apply directly or indirectly with respect to any Post-Closing Period. Notwithstanding anything to the contrary in this Section 4.16, the Sellers make no representation as to the amount of, or limitations on the use of, any net operating losses, capital losses, deductions, Tax credits and similar items of the Company or any of its Subsidiaries that are properly attributable to a Pre-Closing Period.

(q) For purposes of this Section 4.16, any reference to the Company or any Subsidiary shall be deemed to include any successor, transferee, or Person that merged with or was liquidated or converted into the Company or Subsidiary, as applicable.

4.17 Brokers. No broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with this Agreement or the Transaction based upon arrangements made by or on behalf of the Company or the Subsidiaries.

4.18 Affiliates. Except as set forth on Schedule 4.18, there are no loans, leases, commitments, guaranties, transactions, arrangements or other Contracts between (a) the Company or any Subsidiary, on the one hand, and (b) any Seller or any equityholder, director or officer of the Company or any Subsidiary, or any immediate family member or Affiliate of any of the foregoing Persons, on the other hand (the Persons identified in this clause (b), the “Seller Related Parties”). Except as set forth on Schedule 4.18, no Seller Related Party (x) owns any interest in any material asset used in the Business, (y) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor, lessee or competitor of the Company or any Subsidiary, and (z) owes any material amount to, or is owed any material amount by, the Company or any Subsidiary (other than ordinary course accrued compensation, employees benefits or employee or director expense reimbursement). All Contracts, arrangements, understandings and interests that are required to be disclosed pursuant to this Section 4.18 are referred to herein as “Seller Related Party Transactions.”

4.19 Insurance. Schedule 4.19 identifies, as of the date of this Agreement, all material insurance policies (the “Insurance Policies”) with respect to the properties or assets of the Company or any Subsidiary or the Business, the name of the insurer of such policy and the type of policy provided by such insurer. Correct and complete copies of each of the Insurance Policies have been made available to the Purchaser. All Insurance Policies are valid and in full force and effect, all premiums due and payable thereon have been paid in full, and the Company and the Subsidiaries are in compliance in all material respects with the terms of the Insurance Policies. Neither the Company nor any Subsidiary has received any written notice regarding any actual or threatened (a) cancellation or invalidation of any Insurance Policy or (b) refusal of any coverage or rejection of any claim under any Insurance Policy at any time during the preceding five year period.

4.20 Ownership and Sufficiency of Assets.

(a) The Company and the Subsidiaries own good and valid title to, or a valid leasehold interest in, or a valid license to use, all of its personal property and assets (whether tangible or intangible) shown to be owned, leased, used, held for use or licensed by the Company or the Subsidiaries on the balance sheet included in the Latest Financial Statements (except to the extent such property was sold or otherwise disposed of in the ordinary course of business since the date thereof), free and clear of all Liens (other than Permitted Liens).

(b) The Company’s and each Subsidiary’s tangible assets are (i) free from any material defects, (ii) have been maintained in accordance with normal industry practice, and (iii) are in good operating condition and repair consistent with their age and expected useful life (subject to normal wear and tear and routine repairs and maintenance) adequate and suitable for the purposes for which such assets and properties are presently used.

4.21 Labor.

(a) Neither the Company nor any Subsidiary is a party to or bound by any CBA. No employees of the Company or any Subsidiary (“Employees”) are represented by any union, labor organization, or works council. No labor organization or group of Employees has made a demand for recognition or certification, and in the past five years, there have been no representation or certification proceedings or petitions seeking a representation or certification proceeding pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or union organizing activities. There are, and in the past three years there have been, no (a) strikes, work stoppages, slowdowns, lockouts or arbitrations or (b) material grievances, unfair labor practice charges or other labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company, any Subsidiary or any Employee. There are no complaints, charges, claims or other Actions against the Company or any Subsidiary pending or, to Knowledge of the Company, threatened that could be brought or filed, with any Governmental Authority or based on, arising out of, in connection with or otherwise relating to the employment, engagement or termination of employment or engagement or failure to employ or engage any individual by the Company or any Subsidiary.

(b) The Company and each Subsidiary is, and for the past three years has been, in compliance in all material respects with all Laws relating to labor, employment and employment practices, including the WARN Act and all such Laws relating to classification of exempt and non-exempt employees and of independent contractors, wages and hours, collective bargaining, discrimination, harassment and retaliation, civil rights, whistleblowing, disability rights or benefits, equal opportunity, employee trainings and notices, affirmative action, safety and health, workers’ compensation, COVID-19 and the collection and payment of withholding and/or social security taxes and any similar tax except for immaterial non-compliance. There has been no “mass layoff” or “plant closing” (as defined by the WARN Act) with respect to the Company or any Subsidiary within the six months prior to Closing.

(c) Except as set forth on Schedule 4.21(c), neither the Company nor any Subsidiary has any material Liability for (i) any unpaid wages, salaries, wage premiums, commissions, bonuses, fees, or other compensation to Service Providers under applicable Law, Contract or Company policy; and/or (ii) any fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation. To the Knowledge of the Company, no Service Provider is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation: (x) owed to the Company or any Subsidiary; or (y) owed to any third party with respect to such person’s right to be employed or engaged by the Company or any Subsidiary.

(d) To the Knowledge of the Company, no Employee with an annual base salary or annual wages in excess of $110,000 has given written notice of an intention to terminate his or her employment prior to the one year anniversary of the Closing.

(e) The Company and each Subsidiary has reasonably investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which the Sellers have actual knowledge. With respect to each such allegation with merit, the Company and each Subsidiary has taken corrective action that is reasonably calculated to prevent further improper action. The Company and the Subsidiaries do not reasonably expect any material Liabilities with respect to any such allegations and, to the Knowledge of the Company, there are no allegations relating to Service Providers, that, if known to the public, would bring the Company or any Subsidiary into material disrepute.

(f) Except as set forth on Schedule 4.21(f), no layoff, facility closure or shutdown, reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other material workforce changes affecting Service Providers has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19. Neither the Company nor any Subsidiary has otherwise experienced any material employment-related Liability with respect to COVID-19.

4.22 Bank Accounts. Set forth on Schedule 4.22 is a complete and correct list setting forth the name of each bank in which the Company or any Subsidiary has an account, lock box, safe deposit box or borrowing privileges and the names of all Persons authorized to withdraw any funds from any such account or lock box, to have access to any such account, lock box or safe deposit box or to borrow therefrom, as the case may be.

4.23 Customers; Suppliers. Schedule 4.23 contains a correct and complete list of the top ten customers (the “Material Customers”) and top ten suppliers (the “Material Suppliers”), of the Company and the Subsidiaries (on a consolidated basis), by dollar volume for the twelve-month period ended September 30, 2022. Neither the Company nor any Subsidiary has received any written notice from any Material Customer or Material Supplier and, to the Knowledge of the Company, no facts or circumstances exist to the effect that any such Material Customer or Material Supplier has stopped or may stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to purchasing or supplying materials, products or services from or to the Company or any Subsidiary, as applicable (whether as a result of the consummation of the Transaction or otherwise). The terms under which the Material Customers or Material Suppliers purchase or supply materials, products or services from or to the Company or any Subsidiary, as applicable, are the result of arm’s length transactions. There are no material disputes between the Company or any Subsidiary, as applicable, and any Material Customer or Material Supplier. The Company and each Subsidiary are in compliance in all material respects with all conditions and compliance requirements contained in any agreement between the Company or such Subsidiary and any Material Customer or Material Supplier.

4.24 Inventory. The inventory of the Company and each Subsidiary consists of materials and supplies, manufactured and purchased parts, goods in process, and finished goods, which is useable or saleable in the ordinary course of business, and none of which is materially obsolete, damaged or defective, subject only to the reserve for inventory write-down as set forth on the balance sheet included in the Latest Financials as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Subsidiaries.

4.25 Warranties. Except as set forth on Schedule 4.25, (a) none of the products or services provided by the Company and Subsidiaries and are subject to any guarantee, warranty or other indemnity beyond the written applicable terms and conditions of such sale or service, and (b) the products and services offered by the Company’s and Subsidiaries’ Business have conformed in all material respects with such written terms and conditions and the Company and the Subsidiaries do not have any material Liability for replacement or repair thereof or other damages in connection therewith in excess of any warranty reserve established with respect thereto and included on the face of the Latest Financials as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Subsidiaries.

4.26 Name. Except as set forth on Schedule 4.26, during the past five years, neither the Company nor any Subsidiary has (a) operated under any legal name or used any fictitious or trade name or (b) been the surviving entity of a merger or consolidation.

4.27 COVID-19 Relief. Except as set forth on Schedule 4.27, neither the Company nor any Subsidiary has obtained any financial aid or other assistance or relief under any Pandemic

Response Law. With respect to any assistance or relief set forth on Schedule 4.27, the Company and each Subsidiary (a) has complied in all material respects with the requirements of the applicable program, (b) has utilized all such assistance received by them in accordance with the Pandemic Response Laws and other Laws, including maintaining accounting records or distributing or expending such relief in an unauthorized manner, (c) has not made any misstatement or omission of fact (whether intentional or unintentional) to any Governmental Authority or the lender thereunder, and, (d) if applicable, has submitted forgiveness applications for all outstanding loans or other financial assistance received and forgiveness in full has been granted. All applications, questionnaires, and other material documents related to such COVID-19 financial aid or other assistance was correct and complete at the time of filing, and correct and complete copies have been provided to Purchaser.

4.28 Healthcare Laws.

(a) Each employee and independent contractor of the Company and the Subsidiaries that is required to be licensed to perform his or her healthcare duties for the Company and the Subsidiaries that require a license holds a valid and unrestricted license to practice or perform those healthcare duties in the state(s) where he or she performs such duties for the Company and the Subsidiaries, and has held such a valid and unrestricted license for the purposes identified in this Section 4.28 at all times while employed or contracted by such Company and the Subsidiaries.

(b) The Company and the Subsidiaries and their respective officers, managers, employees, and contractors have operated the Business in compliance with all Permits and Laws, including but not limited to, those Laws that apply to regulatory matters primarily relating to patient healthcare, healthcare providers and healthcare services (including, without limitation, the Social Security Act, as amended, Sections 1128, 1128A and 1128B, 42 U.S.C. Sections 1320a-7, 7(a) and 7(b), including Criminal Penalties Involving Medicare or Medicaid, commonly referred to as the “Federal Anti-Kickback Statute” and the Social Security Act, as amended, Section 1877, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as the “Stark Statute,” the statute commonly referred to as the “Federal False Claims Act,” the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), Durable Medical Equipment, Prosthetics Orthotics, and Supplies (“DMEPOS”) Supplier Standards and Quality Standards, state and local equivalents to such statutes and the rules and regulations issued pursuant thereto (collectively, as amended from time to time, “Healthcare Laws”), which are applicable to the Company, the Subsidiaries or the Business. The Company and the Subsidiaries have not received at its corporate address, and to the Knowledge of the Company, the Company and the Subsidiaries have not received any written notice or other written communication from any Governmental Authority at any time regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Healthcare Laws or any other applicable laws, rules, regulations, ordinances or administrative orders, or (ii) any actual, alleged, possible, or potential obligations on the part of any Company or any Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. During the past five years, the Company and the Subsidiaries have not been served with any subpoenas, notices of investigation, or otherwise been provided with notice of any investigation from any Governmental Authority.

(c) All claims, reports, schedules and/or returns required to be filed by the Company or any Subsidiary with any Governmental Authority have been timely filed and all such claims, reports, schedules and/or returns are complete and accurate in all material respects. The Company and each Subsidiary have no Liabilities to any payer with respect to claims submitted. The Company and each Subsidiary has maintained substantially all records required to be maintained by the Food and Drug Administration, Drug Enforcement Administration and State Board of Pharmacy and the Programs and the laws of all other applicable federal, state and local Governmental Authorities as required by applicable Healthcare Laws. To the Knowledge of the Company, there are no presently existing circumstances relating to the operations of the Company or any Subsidiary or otherwise that would result or would be reasonably likely to result in material violation of any such Healthcare Laws.

(d) Neither the Company, the Subsidiaries nor, to Knowledge of the Company, any of their employees, contractors or subcontractors have been convicted of, charged with or investigated for a Medicare, Medicaid or other Federal Health Care Program (as defined in 42 U.S.C. § 1320a-7b(f)) related offense, or convicted of, charged with or investigated for a violation of federal or state law relating to fraud, theft, embezzlement, breach of fiduciary duty or responsibility, financial misconduct, obstruction of an investigation or controlled substances. Neither the Company, the Subsidiaries nor, to Knowledge of the Company, any of their employees, contractors or subcontractors have been excluded or suspended from participation in Medicare, Medicaid or any other Federal Health Care Program, or have been debarred, suspended or are otherwise ineligible to participate in federal programs. Neither the Company, the Subsidiaries nor, to the Knowledge of the Company, any of their employees, contractors or subcontractors have committed any offense which would reasonably serve as the basis for any such exclusion, suspension, debarment or other ineligibility. Neither the Company nor any Subsidiary has arranged or contracted with any individual or entity that is suspended, excluded or debarred from participation in, or otherwise ineligible to participate in a Federal Health Care Program or other federal program.

4.29 Accounts Receivable. All accounts receivable of the Company and the Subsidiaries that are reflected on the balance sheet included in the Latest Financials represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business and the reserves for doubtful accounts set forth on the balance sheet included in the Latest Financials does reflect a good faith estimate and was determined in accordance with GAAP.

4.30 Medicare and Medicaid Program Participation. The Company and each Subsidiary (a) is currently participating in good standing with the Medicare and applicable Medicaid Programs (collectively, the “Programs”) in the geographic areas in which the Company or such Subsidiary provides services or products, (b) is eligible to receive payment under such Programs for which the Company or such Subsidiary is a participating provider and (c) is a party to valid provider Contracts related to such Programs, correct and complete copies of which have been made available to the Purchaser. The Company and the Subsidiaries have obtained and maintain a Medicare Provider Transaction Number and Medicaid provider numbers for various states. Schedule 4.30 contains a list of all Medicare and Medicaid provider numbers held by the Company and each Subsidiary as of the date of this Agreement. Neither the Company nor any Subsidiary has received any notice indicating that such participation may be terminated or withdrawn nor have any reason to believe that such qualification may be terminated or withdrawn.

Except as set forth on Schedule 4.30, there are no pending appeals, overpayment determinations, adjustments, challenges, audit, litigation or notices of intent to open Medicare or Medicaid claim determinations or other reports required to be filed by the Company or any Subsidiary, other than as would not be material to the Company or the Subsidiaries. As of the Closing, neither the Company or any Subsidiaries, nor any Employee or shareholder, member, officer or director of the Company or any Subsidiaries shall be identified as “excluded individuals or entities” as said term is defined by Section 1128(a) of the Social Security Act (codified at 42 U.S.C. Section 1320a-7).

4.31 Stark Law. The conduct of the Business by the Company and the Subsidiaries from and after the Closing in a manner substantially consistent with the past practices of the Company and the Subsidiaries, and having the same officers, directors, employees as the Company and the Subsidiaries had immediately prior to the Closing, will not constitute a violation of 42 U.S.C. 1395nn.

4.32 Billing Practices. All billing practices of the Company and the Subsidiaries with any commercial insurance payor, managed care plan, other prepaid plan, health care service plan or other third party payor, including any Governmental Authority or private payor (collectively “Payors”), including amounts the Company and the Subsidiaries are entitled to receive under the Programs and from cash payors, are and have been in material compliance with all applicable Laws and/or billing guidelines of the Programs and the Payors. The Company and the Subsidiaries have not intentionally or negligently billed or received any payment or reimbursement in excess of amounts allowed by applicable Law or Contract. There are no claims, actions, or appeals pending (and neither Company nor any Subsidiary has filed any claims or reports that should result in any such claims, actions or appeals) before any commission, board or agency, including, without limitation, any fiscal intermediary or carrier or the Centers for Medicare & Medicaid Services (“CMS”), with respect to any state or federal Medicare or Medicaid claims filed on behalf of Company or a Subsidiary.

4.33 Certain Actions. Company is not a party to a corporate integrity agreement with the Office of the Inspector General of the Department of Health and Human Services or any other Governmental Authority, or has any reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority.

4.34 No Other Representations or Warranties. Except for the representations and warranties contained in ARTICLE III and this ARTICLE IV (in each case, as modified by the Disclosure Schedules), none of the Company, the Sellers or any other Person makes any other express or implied representation or warranty with respect to the Company, the Sellers, the Business or the Transaction or with respect to any other information provided to the Purchaser, and the Company and the Sellers disclaim any other representations or warranties, whether made by the Company, the Sellers or any of their respective Affiliates, officers, directors, employees, agents or other Representatives. None of the Company, the Sellers or any other Person will have or be subject to any liability to the Purchaser or any other Person resulting from the distribution to the Purchaser, or the Purchaser’s use of, any such information, including any information, documents, projections, forecasts or other material made available to the Purchaser or its Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transaction, or in respect of any other matter or thing whatsoever. None of the Company or the Sellers make or provide any warranty or representation, express or implied, as to the quality, merchantability, fitness for a particular purpose, conformity to samples, or condition of the Company’s assets or any part thereof. Subject to the terms and conditions of this Agreement, the Purchaser shall acquire the Purchased Interests directly and, thereby, the Business and the assets of the Company and the Subsidiaries indirectly, in each case, in an “as-is” condition and on a “where-is” basis, except as expressly represented and warranted in ARTICLE III and this ARTICLE IV (in each case, as modified by the Disclosure Schedules).

ARTICLE V
REPRESENTATIONS AND WARRANTIES RELATING TO THE PURCHASER

The Purchaser hereby represents and warrants to each Seller, as of the date hereof, as follows:

5.1 Organization and Qualification. The Purchaser is a corporation, duly formed, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to purchase the Purchased Interests. The Purchaser has heretofore made available to the Sellers complete and correct copies of its Organizational Documents as presently in effect. The Purchaser is duly authorized to conduct business in, and is good standing under the laws of, each jurisdiction in which such qualification is required.

5.2 Authority, Due Execution and Binding Effect. The Purchaser has the requisite corporate power and authority and full legal capacity to execute and deliver this Agreement and each Ancillary Agreement to which it will be a party, to consummate the Transaction and to perform its obligations under this Agreement and the Ancillary Agreements. The execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Agreement to which it will be a party, and the consummation of the Transaction, have been duly authorized by all necessary action on the part of the Purchaser. Assuming the due authorization, execution and delivery by the other Parties, this Agreement shall constitute, upon such execution and delivery hereof, the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms except as enforcement may be limited by the Enforceability Exceptions. Each Ancillary Agreement to which the Purchaser will be a party will be duly executed and delivered by the Purchaser, and, assuming that such Ancillary Agreement constitutes a valid and binding obligation of the other parties thereto, will constitute a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions.

5.3 No Violation; Consents and Approvals; No Conflict. Neither the execution and delivery of this Agreement or any Ancillary Agreement by Purchaser, nor the consummation of the Transaction and compliance with the terms hereof and thereof, will, directly or indirectly (a) violate, conflict with, or result in (with or without notice or lapse of time) a violation or breach of any Law, Governmental Authorization or Order to which the Purchaser is subject; (b) violate, conflict with or result in the breach of any provision of the Organizational Documents of the Purchaser; or (c) conflict in any material respect with, result in a material breach of, constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, require any Consent under, give to others any right of termination, amendment, acceleration, suspension, revocation or cancellation of, result in the creation of any Lien (other than a Permitted Lien) pursuant to any Contract to which the Purchaser is a party or by which any of its material assets or properties are bound or affected, in each case which would reasonably be expected, individually or in the aggregate, to prevent or materially impair the Purchaser’s ability to perform its obligations hereunder and thereunder and to consummate the Transaction. No Governmental Authorization of any Governmental Authority, or any other Consent, waiver, approval, Order or authorization of, or declaration or filing with, or notification to, any Governmental Authority is required to be obtained or made by or with respect to the Purchaser in connection with the consummation of the Transaction, except for such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws.

5.4 Litigation. There are no pending Actions by or against the Purchaser, and to such knowledge of the Purchaser there are no threatened Actions against the Purchaser before any Governmental Authority, in each case that would reasonably be expected to have a material adverse effect on the ability of the Purchaser to consummate the Transaction. There are no outstanding Orders against the Purchaser that would reasonably be expected to prohibit, make illegal, enjoin or restrain the Transaction.

5.5 Parent Stock.

(a) As of the date of this Agreement, all shares of Parent Stock issued to the Participating Sellers as contemplated in this Agreement are duly authorized and, upon delivery to the Participating Sellers hereunder, shall be validly issued, fully paid and non-assessable, free of all claims and Liens and shall be reflected in the stock records of Parent so as to show each such Participating Seller or its respective nominees, including the Sellers’ Representative, as the record holder of all such shares.

(b) As of the date of this Agreement, Parent has sufficient authorized but unissued or treasury Parent Stock for Purchaser to meet its obligation to deliver the shares of Parent Stock to the Participating Sellers under this Agreement.

5.6 TSX Venture Exchange Approval for Issuance of Parent Stock. The issuance and delivery by the Purchaser of the shares of Parent Stock to the Participating Sellers does not require (a) any vote or other approval or authorization of any holder of any securities of Parent or (b) any approval or authorization of any Governmental Authority or other regulatory authority, other than approval from the TSX Venture Exchange. As of this date of this Agreement, the TSX Venture Exchange has provided its conditional approval of the issuance of shares of the Parent Stock to the Participating Sellers as contemplated hereby, and the Participating Sellers acknowledge and agree that issuance of the shares of Parent Stock in accordance with this Agreement remains subject to the final approval of the TSX Venture Exchange (the “Final Approval”).

5.7 Parent SEC Reports. All forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Parent with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto (collectively, the “SEC Reports”), (a) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (b) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.8 Parent Financial Statements. The financial statements and notes of Parent contained or incorporated by reference in the SEC Reports, fairly present in all material respects the financial position and the results of operations, changes in stockholders’ equity, and cash flows of Parent at the respective dates of and, for the periods referred to in such financial statements, all in accordance with (a) IFRS applied on a consistent basis throughout the periods involved and (b) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto, for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable, and for year-end audit adjustments applied consistent with past practice, none of which are or would be material, individually or in the aggregate).

5.9 Brokers. No broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with this Agreement or the Transaction based upon agreement, arrangement or understanding made by or on behalf of the Purchaser.

5.10 Solvency. As of the Closing, the Purchaser will not (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair salable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (b) have unreasonably small capital with which to engage in its business or (c) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured.

5.11 No Other Representations or Warranties.

(a) The Purchaser acknowledges that, except for the representations and warranties contained in ARTICLE III and ARTICLE IV, neither the Sellers nor any other Person has made, and the Purchaser has not relied upon, any representation or warranty, whether express or implied, with respect to the Company and the Subsidiaries or their respective businesses (including the Business), affairs, assets, liabilities, financial condition, results of operations or prospects, with respect to the accuracy or completeness of any other information provided to the Purchaser by or on behalf of the Sellers or with respect to any other matter relevant to this Agreement or the Transaction.

(b) In connection with any investigation by the Purchaser of the Company and the Subsidiaries, the Purchaser has received or may receive from the Sellers or the Company and/or other Persons on behalf of the Sellers or the Company certain estimates, projections, forward-looking statements and other forecasts and certain business plan information in written or verbal communications. The Purchaser acknowledges that there are uncertainties inherent in all such estimates, projections, forward looking statements and other forecasts and plans, that the Purchaser is familiar with such uncertainties, that the Purchaser is not relying on any such estimates, projections, forward looking statements and other forecasts and plans and that neither the Sellers nor any other Person has made any representation or warranty with regard to such estimates, projections, forward looking statements and other forecasts and plans, provided that the foregoing acknowledgement shall not limit, in any way, the specific representations or warranties made by Sellers in ARTICLE III and ARTICLE IV.

ARTICLE VI
COVENANTS

6.1 Access to Information; Cooperation. Following the Closing Date and without limiting the obligations of the Parties under Section 6.4(a), the Purchaser shall, and shall cause the Company to, grant to the Seller’s Representative, on behalf of the Sellers and their Representatives, at the Seller’s Representative’s reasonable request, reasonable access, during normal business hours and times mutually convenient to the Sellers’ Representative and the Company, to and the right to make copies of (at its sole expense), those records and documents covering any period prior to the Closing related to the Company, as reasonably requested by the Sellers’ Representative in connection with any third party litigation, preparation of financial statements and Tax Returns, audits or other valid and legitimate business purposes; provided, however, that such access shall not unreasonably interfere with the Business and operations of the Company. If the Purchaser elects to dispose of any of such records within seven years after the Closing Date, the Purchaser shall first give the Sellers’ Representative at least 20 Business Days prior written notice, during which period the Sellers’ Representative shall have the right to take possession of such records at the Sellers’ sole expense, but without payment of consideration.

6.2 Further Action. From the date of this Agreement, and without further consideration, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver, or arrange for the execution and delivery of, such other instruments of conveyance and transfer, in each case, as may be reasonably requested by another Party (at such requesting Party’s sole expense) necessary or reasonably desirable to carry out the provisions of this Agreement and consummate and make effective the Transaction.

6.3 Officers’ and Directors’ Indemnification. As of the date of this Agreement, the Company has obtained and fully paid the premium (which will constitute a Transaction Expense) for a “tail” officers’ and directors’ liability insurance policy (the “Tail Policy”) covering the current and former directors, officers, and managers of the Company and the Subsidiaries who are presently covered by officers’ and directors’ liability insurance policies of the Company. For the six year period immediately following the Closing, neither Purchaser nor its Affiliates shall, and shall not permit the Company to, amend, repeal or otherwise modify any provisions set forth in such Company’s Organizational Documents as in effect on the Closing Date in any way adverse to any current or former officers, managers or directors with respect to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing Date, unless such amendment, repeal or modification is required by Law. If the Purchaser or any of its successors or assigns (a) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (b) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Purchaser, as the case may be, shall assume the obligations set forth in this Section 6.3.

6.4 Taxes.

(a) Tax Returns.

(i) The Sellers’ Representative shall prepare and timely file or cause to be prepared and timely filed all Tax Returns required to be filed by the Company or any Subsidiary related to any Pre-Closing Period (other than a Straddle Period) that are due (including applicable extensions) after the Closing Date at Sellers’ sole expense. Any such Tax Returns shall be prepared in accordance with past practice (including, for this purpose, any past practice of the Company to the extent applicable to such Tax Return) to the extent permitted by applicable Law; provided, however, that the Sellers’ Representative shall provide the Purchaser with a copy of any such Tax Returns (x) in respect of Income Taxes at least 10 Business Days prior to its filing and (y) in respect of non-Income Taxes, reasonably in advance of filing, in each case, for its review and comment and the Sellers’ Representative shall consider in good faith any changes reasonably requested by the Purchaser; provided, further, that a comment by the Purchaser shall not be considered reasonable for this purpose to the extent that it is inconsistent with past practice (including, for this purpose, any past practice of the Company or the Subsidiaries to the extent applicable to such Tax Return) or not required by applicable Law. The Parties acknowledge and agree that any deduction of Transaction Expenses for U.S. federal and applicable state and local Income Tax purposes may be claimed by the Sellers, to the extent such deduction is at least “more likely than not” deductible under applicable Law by the Sellers in a Pre-Closing Period.

(ii) The Purchaser, at its sole expense, shall control and be responsible for the preparation and timely filing of all Tax Returns of the Company and the Subsidiaries that relate to a Straddle Period. Any such Tax Returns shall be prepared in accordance with past practice (including, for this purpose, any past practice of the Company to the extent applicable to such Tax Return) to the extent permitted by Law, provided, however, that the Purchaser shall provide the Sellers’ Representative with a copy of any such Tax Returns (A) in respect of Income Taxes at least 10 Business Days prior to its filing and (B) in respect of non-Income Taxes for which the Sellers would be liable pursuant to clause (iii) below, reasonably in advance of filing, in each case, for the Sellers’ Representative’s review and comment and the Purchaser shall consider in good faith any changes reasonably requested by the Sellers’ Representative; provided, further, that a comment by the Sellers’ Representative shall not be considered reasonable for this purpose to the extent that it is inconsistent with past practice (including, for this purpose, any past practice of the Company or the Subsidiaries to the extent applicable to such Tax Return). The Parties acknowledge and agree that any deduction of Transaction Expenses for U.S. federal and applicable state and local Income Tax purposes may be claimed by the Sellers, to the extent such deduction is at least “more likely than not” deductible under applicable Law by the Sellers in a Pre-Closing Period.

(iii) Without duplication of any amounts taken into account in the calculation of Working Capital Ratio, Transaction Expenses or Indebtedness, the Sellers shall pay and be responsible for all Taxes shown to be due on any Pre-Closing Period Tax Returns and on the Straddle Period Tax Returns to the extent such Taxes are allocable to the Pre-Closing Period under Section 6.4(e). The Purchaser shall pay (or cause to be paid) all Taxes shown to be due on the Straddle Period Tax Returns to the extent such Taxes are allocable to the Post-Closing Period under Section 6.4(e).

(b) Cooperation on Tax Matters. Each of the Sellers’ Representative, the Sellers and the Purchaser shall use (and shall cause their respective Affiliates to use) commercially reasonable efforts to: (i) provide assistance to the other Party as reasonably requested in preparing and filing Tax Returns or obtaining a Tax refund; (ii) make available to the other Party as reasonably requested all information, records, and documents relating to Taxes concerning the Company and the Subsidiaries; and (iii) (A) retaining any books and records that relate to Tax matters of the Company and its Subsidiaries until the expiration of the applicable statute of limitations period and (B) giving the other Party 60 days’ written notice prior to transferring, destroying or discarding any such books and records, and if the other Party so requests, allowing the requesting Party to, at its sole expense, take possession of such books and records. Each of the Sellers’ Representative, the Sellers and the Purchaser shall cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with any Tax Contest. Such cooperation shall include, upon any Party’s reasonable request, and at such Party’s expense, providing records and information that are reasonably relevant to any Tax Contest, making employees available on a mutually convenient basis to provide additional information, and explaining any materials provided pursuant to this Section 6.4(a).

(c) Transfer Taxes. Any transfer, sales, use value added, excise, stock transfer, stamp, recording, registration and any similar Taxes (“Transfer Taxes”) that become payable in connection with the Transaction shall be borne equally by the Sellers (in accordance with their respective Pro Rata Shares), on the one hand, and the Purchaser on the other hand. If a Party is required by applicable Law to pay any Transfer Taxes, the non-paying Party shall reimburse the paying Party for the non-paying Party’s share of the Transfer Taxes (but, in the case of any Transfer Taxes that would otherwise be payable by the Sellers, only to the extent that the amount of such Transfer Taxes exceeds the amount of Transfer Taxes reflected in the calculation of the Final Closing Transaction Expenses). The Parties shall cooperate in filing such forms and documents as may be necessary in connection with the payment of any such Transfer Tax, and to obtain any exemption or refund of any such Transfer Tax.

(d) Tax Contests. If any Party receives notice of any Tax Contest with respect to Taxes of the Company or any Subsidiary for which the other Party may be liable under this Agreement, such Party will notify, as promptly as reasonably practicable, but in no event more than 20 days following the receipt of such notice, the other Party in writing of such Tax Contest, but the failure to so notify will not relieve the other Party of any liability it may have, except to the extent the indemnifying Party has suffered actual prejudice thereby.

(i) With respect to any Tax Contest relating to a Pre-Closing Period (other than a Straddle Period), the Sellers’ Representative may elect to assume and control all proceedings taken in connection with such Tax Contest (at the Sellers’ sole cost and expense) by notifying the Purchaser within 30 days of receiving a notice of a Tax Contest; provided, that: (A) in the case of any Tax Contest that the Sellers’ Representative elects to control, the Sellers’ Representative shall (1) diligently defend such Tax Contest, (2) keep the Purchaser reasonably informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to the Purchaser of any related correspondence) and (3) provide such cooperation and information as the Purchaser shall reasonably request and (B) in the case of any Tax Contest that the Sellers’ Representative elects to control that could reasonably be expected to adversely affect the Taxes of the Company or the Purchaser (or any direct or indirect owner thereof) in a Post-Closing Period, the Sellers’ Representative shall: (1) permit the Purchaser to participate in, but not control, such Tax Contest at its own expense, (2) consult with the Purchaser in connection with the defense or prosecution of any such Tax Contest (including providing the Purchaser with an opportunity to review and comment on any material correspondence before the Sellers’ Representative sends such correspondence to any Governmental Authority) and (3) not settle or compromise any such Tax Contest, to the extent that such settlement could reasonably be expected to materially and adversely affect the Taxes of the Purchaser or any of its Affiliates (including the Company and its Subsidiaries) in a Post-Closing Period without first obtaining the prior consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. Purchaser shall promptly execute any documents, including any power of attorney, reasonably requested by the Sellers’ Representative in order to permit the Sellers’ Representative to control a Tax Contest under this Section 6.4(d)(i).

(ii) With respect to any (A) Tax Contest relating to a Pre-Closing Period (other than a Straddle Period) that the Sellers’ Representative does not elect to control within the time period described in Section 6.4(d)(i) or (B) a Tax Contest relating to a Straddle Period, the Purchaser shall assume and control all proceedings in connection with such Tax Contest (at the Sellers’ expense (provided such expenses are reasonably incurred) to the extent the Sellers’ are ultimately liable for the Taxes at issue in such Tax Contest under this Agreement); provided, that to the extent that such Tax Contest relates to an issue that would adversely affect the Taxes of the Sellers in a Pre-Closing Period or create or increase an indemnification obligation of the Sellers under this Agreement, the Purchaser shall: (1) diligently defend such Tax Contest, (2) permit the Sellers’ Representative to participate in, but not control, such Tax Contest at the Sellers’ sole expense, (3) keep the Sellers’ Representative reasonably informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to the Sellers’ Representative of any related correspondence), (4) consult with the Sellers’ Representative in connection with the defense or prosecution of any such Tax Contest (including (x) providing the Sellers’ Representative with an opportunity to review and comment on any material correspondence before the Purchaser sends such correspondence to any Governmental Authority and (y) providing such cooperation and information as the Sellers’ Representative shall reasonably request) and (5) not settle or compromise any such Tax Contest, to the extent that such settlement could reasonably be expected to materially and adversely affect the Taxes of the Sellers in a Pre-Closing Period or create or increase an indemnification obligation of the Sellers under this Agreement, without the written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(iii) With respect to any Tax Contest relating to a Pre-Closing Period Tax Return, the Sellers shall pay or cause to be paid any amount in connection with such Tax Contest in respect of which a Governmental Authority is entitled to take collection action, and affirmatively takes such collection action, pending the resolution of the Tax Contest at least two (2) days before the applicable Tax is due to the Governmental Authority; provided, that any refund or credit related to such payment that is received by Purchaser or any of its Affiliates shall be paid to the Sellers’ Representative (for further distribution to the Sellers) in accordance with Section 6.4(j).

(iv) Notwithstanding anything to the contrary in this Agreement, this Section 6.4(d) shall control with respect to any Tax Contest.

(e) Allocation of Taxes. In the case of Taxes due with respect to a Straddle Period, the allocation of such Taxes to the Pre-Closing Period shall:

(i) in the case of any Taxes imposed on a periodic basis (such as any real property Taxes, ad valorem or similar Taxes), be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period; and

(ii) in the case of any Taxes not described in Section 6.4(e)(i), be deemed equal to the amount which would be payable if the relevant taxable period ended as of the end of the Closing Date; provided, that any item determined on an annual or periodic basis (such as deductions for depreciation or real estate taxes) shall be apportioned on a daily basis; provided, further, that to the maximum extent permitted by applicable Law, all Transaction Tax Deductions shall be allocated to the Pre-Closing Period.

(f) Post-Closing Actions. Except as expressly required by applicable Law and except as provided in Section 6.4(j), the Purchaser shall not (and shall not permit any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) to: (i) amend, refile or otherwise modify any Tax Return of the Company or any Subsidiary relating to a Pre-Closing Period; (ii) file a Tax Return of the Company or any Subsidiary for a Pre-Closing Period in a jurisdiction where the Company or any Subsidiary, as the case may be, has not previously filed a Tax Return (other than a Tax Return that is first due after the Closing Date and prepared in accordance with Section 6.4(a)); (iii) make or initiate any voluntary contact with a Governmental Authority with respect to Taxes of the Company or any Subsidiary for a Pre-Closing Period (including any voluntary disclosure, agreement or similar process); (iv) make or change any Tax election with respect to the Taxes of the Company or any Subsidiary that has retroactive effect to a Pre-Closing Period; (v) extend the statute of limitations with respect to any Tax Return of the Company or any Subsidiary for a Pre-Closing Period; (vi) file an administrative adjustment request under Section 6227(a) of the Code (or a corresponding provision of state or local Law) in respect of Taxes of the Company or any of its Subsidiaries for a Pre-Closing Period; or (vii) take any action with respect to the Taxes of the Company or any of its Subsidiaries outside the ordinary course of business on the Closing Date, but after the Closing (except as otherwise contemplated by this Agreement), in each case, only if such action would be reasonably expected to either (1) increase the amount of Taxes payable by the Sellers or (2) create or increase an indemnification obligation of the Sellers under this Agreement. If the Purchaser believes that an action described in the preceding sentence is required by applicable Law, the Purchaser shall use commercially reasonable efforts to notify the Sellers’ Representative, in writing at least 20 Business Days prior to the filing of any such Tax Return, and provide the Sellers’ Representative with all required information regarding such action, and if the Sellers’ Representative does not believe that such action is required by applicable Law, Purchaser and the Sellers’ Representative shall attempt in good faith to resolve any such dispute within a reasonable period of time.

(g) Allocation of Purchase Price. Within 90 days after the determination of the Final Working Capital Ratio, Final Closing Date Debt, Final Closing Date Transaction Expenses and Final Closing Date Cash, the Purchaser shall prepare and deliver to the Sellers’ Representative a proposed allocation of the Purchase Price (and other relevant items for U.S. federal and applicable state Income Tax purposes) among the assets of the Company and the Subsidiaries in a manner consistent with Sections 1060, 751 and 755 of the Code (and applicable Regulations) and Schedule 6.4(g), which sets forth the mutually agreed allocation methodologies that shall be used to determine the final Purchase Price allocation (the “Purchase Price Allocation”). If the Sellers’ Representative fails to deliver a written notice of objection to the Purchaser within the 20 Business Day period following delivery of the Purchase Price Allocation, the Sellers shall be deemed to have accepted the Purchase Price Allocation proposed by the Purchaser to the Sellers’ Representative, which shall be final and binding on the Purchaser and the Sellers for purposes of their Tax Returns. If, however, the Sellers’ Representative delivers a written notice of objection to the Purchaser within such 20 Business Day period, the Sellers’ Representative and the Purchaser shall endeavor in good faith to resolve any disputed items within 15 Business Days after the date of the Purchaser’s receipt of the Sellers’ Representative’s written notice of objection (or such longer period of time as may be mutually agreed to by the Purchaser and the Sellers’ Representative). If the Sellers’ Representative and the Purchaser are unable to resolve the disputed items, the Sellers’ Representative and the Purchaser shall submit the dispute to the Independent Accountant to resolve all items remaining in dispute and the fees and expenses of the Independent Accountant shall be allocated between the Purchaser and the Sellers in the manner provided for by Section 2.5(a). The Purchaser and the Sellers’ Representative shall use commercially reasonable efforts to provide to the Independent Accountant, on a timely basis, all back-up materials relating to the unresolved disputes requested by the Independent Accountant to the extent available to the Purchaser or its Representatives or the Sellers’ Representative and its Representatives. The Independent Accountant, in undertaking the tasks to be performed by it as provided herein, shall act as an expert and not as an arbitrator. The Purchaser and the Sellers’ Representative may present to the Independent Accountant any material related to the unresolved disputes (provided that copies of such material shall be provided to the other party) and discuss the issues in question with the Independent Accountant (provided that both Parties participate in such discussions, so that no “ex-parte” communications take place with the Independent Accountant). In conjunction with resolving any items in dispute between the Purchaser and the Sellers’ Representative, within 30 days of engagement of the Independent Accountant, the Independent Accountant shall prepare and deliver to the Purchaser and the Sellers’ Representative a Purchase Price Allocation reflecting its resolution of all issues in dispute. The determination by the Independent Accountant shall be final, binding and conclusive on the Parties. The Parties shall use the final Purchase Price Allocation to prepare and file IRS Form 8594 “Asset Acquisition Statement Under Section 1060” and any other federal, state, local or foreign Tax Returns (including for purposes of reporting gain from the sale of the Purchased Interests under Sections 741 and 751 of the Code). No Party shall take any inconsistent position with the final Purchase Price Allocation, unless otherwise required by applicable Law. The Parties shall use commercially reasonable efforts to cooperate in preparing, executing and filing with the IRS and any other state, local or foreign tax authorities all necessary information returns required to be filed with respect to the transactions contemplated by this Agreement.

(h) Intended Tax Treatment. For federal income and applicable state and local Income Tax purposes, the Parties acknowledge and intend the purchase and sale of the Purchased Interests shall be treated as (A) a taxable sale of the Purchased Interests by each Seller and (B) an acquisition of the assets of the Company and its Subsidiaries by the Purchaser consistent with Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 2) (collectively, the “Intended Tax Treatment”) and the Parties acknowledge and agree to not take any position inconsistent with the Intended Tax Treatment on any Tax Return, unless otherwise required by applicable Law.

(i) Tax Elections. Notwithstanding anything to the contrary in this Agreement, the Sellers, Sellers’ Representative and the Company each agree that the Purchaser shall have the right to cause the Company to make a “push-out election” under Section 6226 of the Code (or analogous state or local Income Tax Law) for any Pre-Closing Period or Straddle Period, and the Sellers (and their direct or indirect owners) shall reasonably cooperate with respect thereto.

(j) Tax Refunds. If the Purchaser or any of its Affiliates (including, following the Closing, the Company or any of its Subsidiaries) either (i) receives, at any time after the Closing, any refund of Taxes of the Company or any of its Subsidiaries that are properly attributable to a Pre-Closing Period (including, without limitation, any refunds arising from any employee retention tax credits available under the CARES Act, as amended by the Consolidated Appropriations Act, 2021, P.L. 116-260 and the American Rescue Plan Act, P.L. 117-2, or a corresponding provision of state or local Law with respect to compensation paid by the Company or any of its Subsidiaries prior to the Closing Date (each, an “Employee Retention Tax Credit”)) or (ii) realizes, in a Post-Closing Period, any Tax savings as a result of the utilization of any Tax credit with respect to Taxes of the Company or any of its Subsidiaries that is properly attributable to a Pre-Closing Period (including an Employee Retention Tax Credit), in each case, to the extent that such Tax refund or credit (A) was not reflected as an asset in the final calculation of Working Capital and (B) did not result from the carryback of a loss or deduction arising in a Post-Closing Period, then the Purchaser shall pay to the Sellers’ Representative (for further distribution to the Sellers in accordance with their respective Pro Rata Shares) by wire transfer of immediately available funds, an amount, in cash equal to (1) the amount of such Tax refund or (2) the aggregate amount of Tax savings to the Purchaser or any of its Affiliates arising from the utilization of any such Tax credit, in each case, net of any reasonable, out-of-pocket fees or expenses (including Taxes) incurred by the Purchaser or any of its Affiliates as a result of the pursuit or receipt of any such Tax refund or utilization of any such Tax credit. Any payment required by the Purchaser to this Section 6.4(j) shall be paid to the Sellers’ Representative no later than 15 days following either the receipt of the Tax refund or the date of filing the Tax Return upon which the Tax credit was utilized to reduce the amount of Taxes payable by the Purchaser or any of its Affiliates (including the Company and its Subsidiaries). The Purchaser shall (x) cooperate with the Sellers’ Representative, upon the Sellers’ Representative’s reasonable request, and at the Sellers’ sole expense, in filing any amended Tax Returns or claims to obtain or expedite the receipt of any Tax refund (provided that all material positions reflected on such Tax Returns or claims for refund are supportable at a “more-likely-than-not” or greater level of comfort) that the Sellers are entitled to receive under this Section 6.4(j) (including by utilizing any reasonably available short-form or accelerated procedures) or (y) to the extent permitted by applicable Law, request a Tax refund (rather than a Tax credit or other offset in lieu of a Tax refund).

(k) Tax Treatment of Payments. All payments under Section 2.5, this Section 6.4 and ARTICLE VIII will, in each case, be deemed adjustments to the Purchase Price (including for applicable Tax purposes).

6.5 Confidentiality. From and after the Closing, the Sellers shall maintain the confidentiality of, and refrain from using or disclosing to any Person, all confidential and proprietary information solely regarding the Business, the Company and the Subsidiaries (the “Confidential Information”). In the event that a Seller is requested or required (by oral question or request for information or documents in any Action, interrogatory, subpoena, civil investigative demand, or similar process of any Governmental Authority or any other similar body) to disclose any Confidential Information, such Seller will (a) if permitted by Law, notify Purchaser promptly in writing of the request or requirement so that Purchaser may seek an appropriate protective order (at Purchaser’s sole cost) or waive compliance with the provisions of this Section 6.5 and (b) reasonably cooperate with Purchaser in attempting to obtain such order or assurance. If, in the absence of a protective Order or the receipt of a waiver hereunder, such Seller is, after consultation with counsel, required by Law to disclose any Confidential Information, such Seller may disclose the Confidential Information to such Governmental Authority or other similar body without recourse hereunder; provided, however, that such Seller discloses only that portion of the Confidential Information that is legally required to be disclosed and that the disclosing party shall use commercially reasonable efforts to obtain, at the request of, and at the expense of, the Purchaser, an Order or other assurance that confidential treatment will be accorded to any Confidential Information required to be disclosed (as designated by the Purchaser).

6.6 Non-Competition; Non-Solicitation; Non-Disparagement.

(a) Non-competition.

(i) During the Restricted Period, Corbel shall not (other than when employed by, and on behalf of, the Purchaser, the Company, or any of their respective Subsidiaries) in any manner, either directly or indirectly (through a controlled Affiliate), whether as principal, agent, partner, officer, director, shareholder, manager, member, employee, consultant or otherwise, either alone or acting jointly or in conjunction with any Person, operate or manage, engage in, permit its name to be used by, act as consultant or advisor to, supply, render services for (of an executive, management, supervising, marketing, manufacturing, research and development, administrative, financial, consulting or other nature) or otherwise assist in any manner any Person in any business that engages in or competes with the Business within the Territory; provided, that the passive ownership of (A) an entity, (B) a private equity fund or similar vehicle or (C) the outstanding debt, or similar obligations, of any entity that engages in or competes with the Business, shall not be considered a breach of this Section 6.6(a)(i), so long as Corbel has no active participation in connection with the business of such Person.

(ii) During the Restricted Period, none of DME Holdings, DME or VHG shall (other than when employed by, and on behalf of, the Purchaser, the Company, or any of their respective Subsidiaries) in any manner, either directly or indirectly (through a controlled Affiliate), whether as principal, agent, partner, officer, director, shareholder, manager, member, employee, consultant or otherwise, either alone or acting jointly or in conjunction with any Person, (A) engage in or compete with the Business within the Territory, or (B) own, operate, lease, manage, control, engage in, invest in, permit his, her or its name to be used by, act as consultant or advisor to, supply, render services for (of an executive, management, supervising, marketing, manufacturing, research and development, administrative, financial, consulting or other nature) or otherwise assist in any manner any Person in any business that engages in or competes with the Business within the Territory; provided that the passive ownership of less than 5% of (1) an entity, the Equity Interests of which are publicly traded on a national exchange, (2) a private equity fund or similar vehicle or (3) the outstanding debt, or similar obligations, of any entity, the Equity Interests of which are publicly traded on a national exchange, in each shall not be considered a breach of this Section 6.6(a)(ii).

(b) Non-interference. During the Restricted Period, no Seller shall in any manner, either directly or indirectly (through a controlled Affiliate), whether as principal, agent, partner, officer, director, shareholder, manager, member, employee, consultant or otherwise, either alone or acting jointly or in conjunction with any Person, request, knowingly induce or knowingly attempt to influence any distributor, supplier, customer or other business relation of the Company or any Subsidiary to curtail in any material respect or cancel or terminate any business which such distributor, supplier or customer or other business relation is currently transacting with the Company or any Subsidiary.

(c) Non-solicitation. During the Restricted Period, no Seller shall (other than when employed by, and on behalf of, the Purchaser, the Company, or their Subsidiaries) in any manner, directly or indirectly (through a controlled Affiliate), whether as principal, agent, partner, officer, director, shareholder, manager, member, employee, consultant or otherwise, either alone or acting jointly or in conjunction with any Person, (i) hire, recruit, employ or solicit or attempt to hire, recruit, employ, retain or solicit on such Person’s own behalf or on behalf of any other Person, any Employee or any Person who was an Employee during the Restricted Period or (ii) otherwise encourage, influence, or induce any Employee to discontinue his or her employment by the Company or any Subsidiary, the Purchaser or one of its Affiliates.

(d) Non-Disparagement. Each Seller agrees that such Seller shall not, nor shall its controlled Affiliates, at any time, intentionally disparage in any material respect the Company, the Subsidiaries or the Business or the reputation of any of the foregoing. The Purchaser shall not, nor shall its Affiliates, at any time, intentionally disparage in any material respect any Seller or any of its respective Affiliates or the reputation of any of the foregoing. This Section 6.6(d) shall not apply to (i) testimony obtained through subpoena or (ii) any information provided pursuant to an investigation by any Governmental Authority.

(e) Severability. The Parties agree that a court or arbitrator of competent jurisdiction shall have the power with respect to this Section 6.6 to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified to cover the maximum, duration, scope or area permitted by law. The time period during which the prohibitions set forth in this Section 6.6 shall apply shall be tolled and suspended for a period equal to the aggregate time during which any Seller violates such prohibitions in any respect.

(f) Injunctive Relief. The Sellers agree that any remedy at law for any breach of the provisions contained in this Section 6.6 may be inadequate and the Purchaser, the Company and the Subsidiaries and their respective successors or assigns shall, in addition to other rights and remedies available hereunder, be entitled to seek specific performance or injunctive relief in the case of a breach of this Section 6.6.

(g) Acknowledgment by the Sellers. Each Seller agrees to the covenants set forth in this Section 6.6 and acknowledges that (i) the covenants set forth in this Section 6.6 are reasonable in terms of duration, scope and area restrictions, (ii) the covenants set forth in this Section 6.6 are reasonably necessary for the protection of Purchaser, (iii) Purchaser would not have entered into this Agreement but for the Sellers’ agreement to the restrictions set forth in this Section 6.6, and (iv) the covenants set forth in this Section 6.6 have been made in order to induce Purchaser to enter into this Agreement. Notwithstanding the foregoing, the agreements, acknowledgements and obligations set forth in this Section 6.6(g) shall not apply to any direct or indirect equityholder of Forest Investments, Inc. other than Great Elm Group, Inc. and its subsidiaries.

6.7 Release.

(a) Effective as of the Closing, each Seller on such Seller’s own behalf and on behalf of Seller’s, heirs, successors, trustees, executors, administrators, assigns, Representatives and Affiliates and any other Person that may claim by, through or in the right of such Seller (collectively, the “Seller Releasing Parties”), hereby irrevocably waives, releases and discharges the Company, the Subsidiaries and their Affiliates and any director, manager, equityholder, member, partner, officer, employees, owners, accountants, consultants, advisors, attorneys and other Representatives and any successor, heir or assign of any of the foregoing (collectively, the “Purchaser Released Parties”) from any and all Actions, Liabilities, Contracts and claims of any kind or nature whatsoever, which each Seller Releasing Party or any of their respective Affiliates, or any of their respective heirs, executors, administrators or assigns, now has, has ever had, or may hereafter have against any Purchaser Released Party arising on or prior to the Closing or on account of or arising out of any matter, cause or event related to the Company, any Subsidiary or the Business and occurring on or prior to the Closing, in each case (i) solely to the extent related to such Seller Releasing Party’s capacity as a direct or indirect holder of Equity Interests of the Company and (ii) whether absolute or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, direct or indirect, both in law or in equity, and such Seller Releasing Party shall not seek to recover any amounts or any other remedy in connection therewith or thereunder from any Purchaser Released Party; provided, however, that the foregoing release will not be construed to apply to or release any claims relating to or arising under this Agreement, the Ancillary Agreements, any directors’ or officers’ liability insurance policy (including the Tail Policy) or the indemnification obligations of the Company or any Subsidiary to any Seller Releasing Party in such Seller Releasing Party’s capacity as a director, officer or manager under the Organizational Documents of the Company or the Subsidiaries. Each Purchaser Released Party that is not a party to this Agreement is an express third-party beneficiary of this Section 6.7(a).

(b) Effective as of the Closing, the Purchaser, on its own behalf and on behalf of its heirs, successors, trustees, executors, administrators, assigns, Representatives and Affiliates (including, after the Closing, the Company and the Subsidiaries) and any other Person that may claim by, through or in the right of the Purchaser (collectively, the “Purchaser Releasing Parties”), hereby irrevocably waives, releases and discharges the Sellers and their respective Affiliates and any director, manager, equityholder, member, partner, officer, employees, owners, accountants, consultants, advisors, attorneys and other Representatives and any successor, heir or assign of any of the foregoing (collectively, the “Seller Released Parties”) from any and all Actions, Liabilities, Contracts and claims of any kind or nature whatsoever, which each Purchaser Releasing Party or any of their respective Affiliates, or any of their respective heirs, executors, administrators or assigns, now has, has ever had, or may hereafter have against any Seller Released Party arising on or prior to the Closing, in each case (i) solely to the extent related to such Seller Released Party’s capacity as a direct or indirect holder of Equity Interests of the Company and (ii) whether absolute or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, direct or indirect, both in law or in equity, and such Purchaser Releasing Party shall not seek to recover any amounts or any other remedy in connection therewith or thereunder from any Seller Released Party; provided, however, that the foregoing release will not be construed to apply to or release any claims relating to or arising under this Agreement or the Ancillary Agreements. Each Seller Released Party that is not a party to this Agreement is an express third-party beneficiary of this Section 6.7(b).

6.8 Employees.

(a) With respect to employees of the Company or the Subsidiaries as of the Closing who continue employment with the Company or the Subsidiaries immediately following the Closing (the “Retained Employees”), during the period commencing at the Closing Date and ending on the date which is one year following the Closing Date (or, if earlier, the date of the Retained Employee’s termination of employment with the Company or a Subsidiary), the Purchaser shall and shall cause the Company or the Subsidiaries to provide each Retained Employee with (i) at least the same annual base salary compensation or hourly wage rate as provided by the Company or the Subsidiary, as applicable, immediately prior to the Closing, (ii) overall target earnings opportunities that are substantially similar in the aggregate to the overall target earnings opportunities provided by the Company or the Subsidiary immediately prior to the Closing, (iii) retirement and welfare benefits that are substantially similar in the aggregate to those provided by the Company or the Subsidiary immediately prior to the Closing, including eligibility to participate in a tax qualified defined contribution plan that is substantially similar to any such plan of the Company or the Subsidiary that the Retained Employee is eligible to participate in immediately prior to the Closing, and (iv) severance benefits that are substantially similar in the aggregate to the severance benefits, if any, in effect for such Retained Employee immediately prior to the Closing.

(b) Under the employee benefit plans, programs and arrangements established or maintained by the Purchaser and its subsidiaries and Affiliates, including following the Closing, the Company and the Subsidiaries, in which the Retained Employees are eligible to participate after the Closing, (i) each Retained Employee shall be credited for purposes of eligibility to participate, vesting (other than vesting of future equity awards that are not granted as of the Closing), future vacation benefit accrual and eligibility to receive benefits, for full or partial years of service with the Company or any Subsidiary to the same extent and for the same purpose credited under the corresponding Employee Plan, provided that such crediting of service shall not apply to benefit accrual under any defined benefit plan or operate to duplicate any compensation or benefit or the funding of any benefit; (ii) the Purchaser shall, and shall cause its subsidiaries and Affiliates, including following the Closing, the Company and the Subsidiaries to, waive all limitations as to preexisting conditions, actively-at-work requirements, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Retained Employees and their covered dependents; and (iii) the Purchaser shall, and shall cause its subsidiaries and Affiliates, including following the Closing, the Company and the Subsidiaries to, provide credit under any such welfare plan for any co-payments, deductibles, co-insurance and out-of-pocket expenditures for the remainder of the coverage period during which any transfer of coverage occurs.

(c) This Section 6.8 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 6.8, express or implied, shall confer upon any employee, or any legal representative or beneficiary thereof, or any other Person any rights or remedies, including any third-party beneficiary rights or any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 6.8, express or implied, shall be deemed an establishment, modification, termination or amendment of any Employee Plan or any other plan, program, contract, policy, agreement or arrangement providing benefits or compensation or shall limit the ability of the Purchaser or any of its Affiliates (including, following the Closing, the Company and the Subsidiaries) from amending, modifying or terminating any benefit or compensation plan, program, contract, policy, agreement or arrangement at any time assumed, maintained, sponsored or established by any of them.

6.9 R&W Insurance Policy. Notwithstanding anything in this Agreement to the contrary, the Purchaser acknowledges and agrees that (a) the R&W Insurance Policy has been issued as of the date of this Agreement, (b) the R&W Insurance policy provides that the insurer has no, and has waived any and all rights of, subrogation as against the Sellers and their respective Affiliates (other than in cases of fraud by such Seller) and that the Sellers are third party beneficiaries of such waiver and that the insured and insurer cannot amend the R&W Insurance Policy with respect to the subrogation provisions without the consent of Sellers’ Representative; (b) the Purchaser will not agree to any amendment or waiver of the R&W Insurance Policy that would adversely impact the Sellers without Sellers’ Representative prior written consent (not to be unreasonably withheld, conditioned or delayed); and (c) the Purchaser will not take any action to terminate the R&W Insurance Policy or take any action or fail to take any action with the primary intent of causing the R&W Insurance Policy not to become effective at the Closing.

6.10 Financial Statements. Notwithstanding anything herein to the contrary, any costs, fees and expenses incurred in connection with any auditor consents related to the use of the Company Financial Statements in Parent’s securities filings will be borne solely by Purchaser and/or Parent.

6.11 TSX Venture Exchange. Following the Closing, Parent shall use its reasonable best efforts to obtain the Final Approval and shall take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain the Final Approval, including preparing and filing as promptly as reasonably practicable with the TSX Venture Exchange, any Governmental Authority or other third party all documentation to effect all necessary, proper and advisable filings, notices, petitions, statement, registrations, submissions of information, applications and other documents or instruments to obtain the Final Approval. If the Final Approval is not granted by January 16, 2023, then as promptly as practicable, and in any event within two Business Days of the date thereof, the shares of Parent Stock that have been or were to be issued and delivered to the Sellers’ Representative, on behalf of the Participating Sellers, in accordance with this Agreement shall be cancelled, and Purchaser shall pay an amount in cash equal to $2,000,000 to the Participating Sellers (in accordance with their respective Pro Rata Share of Parent Stock as set forth on Schedule 3.4) by wire transfer of immediately available funds to the accounts designated by Sellers’ Representative, which shall be the Participating Sellers’ sole and exclusive remedy against Purchaser for the shares of Parent Stock that were to be issued and delivered to the Sellers’ Representative, on behalf of the Participating Sellers, in accordance with this Agreement.

ARTICLE VII
CLOSING DELIVERABLES

7.1 Sellers’ Representative Closing Deliveries. At the Closing, the Sellers (or the Sellers’ Representative, on behalf of the Sellers) shall have delivered to the Purchaser:

(a) assignments of membership interests evidencing each Seller’s sale, transfer, and assignment of the Purchased Interests to Purchaser;

(b) the Escrow Agreement, duly executed by the Sellers’ Representative and the Escrow Agent;

(c) minute books or similar ownership records for the Company and each Subsidiary (to the extent not in the possession or control of the Company or such Subsidiary);

(d) the resignation, effective as at the Effective Time, in writing from each manager, director and officer of the Company and each Subsidiary as requested by the Purchaser;

(e) a certificate of insurance evidencing the Tail Policy;

(f) any other Ancillary Agreements, duly executed by the Sellers, the Company, or any of their Affiliates who are a party thereto;

(g) a secretary’s certificate, dated as of the Closing Date and executed by the secretary of the Company, certifying: (i) the incumbency and specimen signature of each officer of the Company executing this Agreement or any other Ancillary Agreements on the Company’s behalf; (ii) a copy of the resolutions authorizing the Company’s execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party; and (iii) that all such resolutions are in full force and effect and are all of the resolutions adopted in connection with the Transaction;

(h) a secretary’s certificate, dated as of the Closing Date and executed by the secretary of DME Holdings, certifying: (i) the incumbency and specimen signature of each officer of DME Holdings executing this Agreement or any other Ancillary Agreements on DME Holdings’ behalf; (ii) a copy of the resolutions, including the resolutions of DME Holdings’ sole stockholder, authorizing DME Holdings’ execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party; and (iii) that all such resolutions are in full force and effect and are all of the resolutions adopted in connection with the Transaction;

(i) the Payoff Documents, in each case, duly executed by the Person owed the Indebtedness corresponding to such Payoff Document, and Lien Releases with respect to all Liens (other than Permitted Liens) affecting the assets of the Company and the Subsidiaries;

(j) evidence, in form and substance reasonably acceptable to Purchaser, that each Seller Related Party Transaction has been terminated as of the Closing Date with no further liability to Purchaser, the Company or any Subsidiary;

(k) a good standing certificate with respect to the Company and each Subsidiary certified by the Secretary of State of the State of incorporation or organization, as the case may be, as of a date not more than 30 days prior to the Closing Date; and

(l) a duly completed and executed IRS Form W-9 from each Seller.

7.2 Purchaser’s Closing Deliveries. At the Closing, the Purchaser shall have delivered or cause to be delivered to the Sellers and/or Sellers’ Representative (as applicable):

(a) the Escrow Agreement, duly executed by the Purchaser and the Escrow Agent;

(b) any other Ancillary Agreements, duly executed by the Purchaser and its Affiliates who are a party thereto;

(c) a secretary’s certificate, dated as of the Closing Date and executed by the secretary of the Purchaser, certifying: (i) the incumbency and specimen signature of each officer of the Purchaser or Parent, as applicable, executing this Agreement or any other Ancillary Agreements on the Purchaser’s or Parent’s behalf; (ii) a copy of the resolutions authorizing the Purchaser’s and Parent’s execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party, including authorization to issue and deliver the shares of Parent Stock pursuant to Section 2.3(a)(iv); and (iii) that all such resolutions are in full force and effect and are all of the resolutions adopted in connection with the Transaction;

(d) evidence, in form and substance reasonably acceptable to the Sellers’ Representative, from Parent’s registrar and transfer agent that the shares of Parent Stock to be delivered to the Sellers’ Representative, on behalf of the Participating Sellers, in accordance with Section 2.3(a)(iv) have been issued to and recorded in the name of the Sellers’ Representative in accordance with the terms of this Agreement;

(e) a good standing certificate with respect to the Purchaser certified by the Secretary of State of the State of the Purchaser’s incorporation or organization, as the case may be, as of a date not more than 30 days prior to the Closing Date; and

(f) a certificate of good standing with respect to Parent from the Registrar appointed under the Business Corporations Act (British Columbia) dated as of a date not more than 30 days prior to the Closing Date.

ARTICLE VIII
INDEMNIFICATION

8.1 Indemnification by the Sellers. From and after the Closing, the Sellers, severally (and not jointly and severally), will indemnify, defend and hold harmless the Purchaser Indemnitees from, and pay and reimburse the Purchaser Indemnitees for, all Losses incurred or sustained by, or imposed on, the Purchaser Indemnitees, directly or indirectly, relating to or arising from: (a) any breach of any representation or warranty made by such Seller in ARTICLE III or by the Company in ARTICLE IV; (b) any breach of or failure to perform any covenant or agreement of such Seller in this Agreement; (c) any Indebtedness of the Company or the Subsidiaries or Transaction Expenses, in each case, outstanding and not fully paid on or prior to the Closing Date or not included in the calculation of the Purchase Price (as finally determined) (other than Indebtedness or Transaction Expenses for Taxes, which shall be indemnifiable pursuant to clause (d)); (d) any Pre-Closing Taxes; (e) any claim by any Seller or any Person claiming through or on behalf of any Seller arising out of or relating to any act or omission by the Purchaser or any other Person in reliance upon instructions from or notices given by the Sellers’ Representative; and (f) any claim arising from matters set forth in Schedule 8.1(f). Notwithstanding the foregoing, the Sellers’ Liability pursuant to Section 8.1(a) for breaches of any representation or warranty by the Company in ARTICLE IV will be joint and several up to the amount of and only in respect of the funds held in the Indemnity Escrow Account.

8.2 Indemnification by the Purchaser. From and after the Closing, the Purchaser will indemnify, defend and hold harmless the Seller Indemnitees from, and pay and reimburse the Seller Indemnitees for, all Losses incurred or sustained by, or imposed on, the Seller Indemnitees, directly or indirectly, relating to or arising from: (a) any breach of any representation or warranty made by the Purchaser in ARTICLE V or (b) any breach of or failure to perform any covenant or agreement of the Purchaser in this Agreement.

8.3 Survival and Time Limitations. All representations, warranties, covenants and agreements of the Purchaser and the Sellers in this Agreement will survive the Closing in accordance with the terms of this Section 8.3. The Sellers will have no Liability with respect to any claim for Losses for any breach of any representation or warranty in this Agreement or for any Losses related to the matters described in Section 8.1(f), unless the Purchaser notifies the Sellers’ Representative of any such a claim on or before the date that is 12 months after the Closing Date (the “Survival Date”); provided, however, that (a) any claim for Losses relating to Sections 3.1 (Organization and Qualification), 3.2 (Authority, Due Execution and Binding Effect), 3.3 (No Violation; Consents and Approvals; No Conflict), 3.4 (Ownership; No Liens); 3.6 (Brokers), 4.1 (Incorporation, Organization and Qualification; Capitalization; Authority, Due Execution and Binding Effect), 4.2 (No Violation; Consents and Approvals; No Conflict), 4.3 (Ownership; No Liens), 4.16 (Taxes), 4.17 (Brokers) and 4.20(a) (Ownership and Sufficiency of Assets) (collectively, the “Fundamental Reps”) may be made at any time on or before the date that is the six-year anniversary of the Closing Date, (b) any claim for Losses relating to any covenant or agreement to be performed or complied with (i) prior to the Closing, may be made at any time until the 12-month anniversary of the Closing Date or (ii) at or after the Closing, may be made at any time until fully performed, and (c) any claim for Losses relating to any fraud, willful misconduct or intentional misrepresentation be made at any time without any time limitation. The Purchaser will have no Liability with respect to any claim for Losses for any breach or inaccuracy of any representation or warranty in this Agreement, unless the Sellers’ Representative notifies the Purchaser of such a claim on or before the Survival Date; provided, however, that (x) any claim for Losses relating to Sections 5.1 (Organization and Qualification), 5.2 (Authority, Due Execution and Binding Effect), 5.3 (No Violation; Contests and Approvals; No Conflict) and 5.9 (Brokers) may be made at any time on or before the date that is the six-year anniversary of the Closing Date, (y) any claim for Losses relating to any covenant or agreement to be performed or complied with (i) prior to the Closing, may be made at any time until the 12-month anniversary of the Closing Date or (ii) at or after the Closing, may be made at any time until fully performed and (z) any claim for Losses relating to any fraud, willful misconduct or intentional misrepresentation be made at any time without any time limitation. If the Purchaser or the Sellers’ Representative, as applicable, provides proper notice of a claim for indemnification within the applicable time period set forth in this Section 8.3, Liability for such claim will continue until such claim is finally resolved. For the avoidance of doubt, nothing contained in this Section 8.3 shall in any way limit or otherwise affect any claim or recovery available to any Purchaser Indemnitee or other insured under the R&W Insurance Policy.

8.4 Limitations on Indemnification by the Sellers. The rights of the Purchaser Indemnitees to indemnification pursuant to Section 8.1 are subject to the following limitations:

(a) The Sellers’ maximum aggregate Liability with respect to the matters described in Section 8.1(a) will be limited to the then-remaining amount in the Indemnity Escrow Account, in each case, which shall be the sole and exclusive remedy against the Sellers for indemnification under Section 8.1(a); provided, however, that the foregoing limitations shall not apply to recovery for any claim for Losses relating to any Fundamental Rep. The Sellers’ maximum aggregate Liability with respect to the matters described in Section 8.1(f) will be limited to $8,000,000 less any amounts paid to any Purchaser Indemnitee from the Indemnity Escrow Account; provided, however, that the foregoing limitation shall not apply to recovery for any claim for Losses under any Fundamental Rep.

(b) Subject to Section 8.4(a), (i) each Seller’s maximum aggregate Liability with respect to the matters described in Section 8.1 (inclusive of claims for Losses relating to any Fundamental Rep) shall be limited to an amount equal to such Seller’s Pro Rata Share of the Purchase Price (as finally determined). For the avoidance of doubt, nothing contained in this Section 8.4(b) or otherwise in this ARTICLE VIII shall in any way limit or otherwise affect any claim or recovery available to any Purchaser Indemnitee or other insured under the R&W Insurance Policy.

(c) No Seller shall have Liability under this Agreement (including this ARTICLE VIII) with respect to any Losses to the extent arising out of matters disclosed, provided for, accrued or reserved for in the Interim Financial Statements or taken into account in the determination of the Final Working Capital Ratio, Final Closing Date Debt, Final Closing Date Transaction Expenses or Final Closing Date Cash.

(d) Notwithstanding anything contained herein to the contrary, the limitations set forth in this Section 8.4 or elsewhere in this Agreement will not apply to any claim for Losses relating to any fraud, willful misconduct or intentional misrepresentation committed by or on behalf of any Seller.

(e) Notwithstanding anything to the contrary in this Agreement, the Purchaser Indemnitees shall not have any right to indemnification hereunder to the extent that the applicable claim for indemnification is attributable to: (i) any Taxes arising in a Post-Closing Period (other than Taxes resulting from or arising in connection with the breach of a representation or warranty contained in Section 4.16(f)), (ii) any Taxes to the extent that the Purchaser or any of its Affiliates (including the Company and its Subsidiaries) received a payment from the Sellers in respect of such Taxes under Section 6.4(a)(iii); (iii) any Taxes that arise as a result of the breach by the Purchaser of any of covenant or agreement contained in Section 6.4, (iv) the portion of the Transfer Taxes that are the responsibility of Purchaser under Section 6.4(d) or (v) any professional fees or expenses incurred by the Purchaser or any of its Affiliates (including, following the Closing, the Company or any of its Subsidiaries) in connection with a Tax Contest if it is ultimately determined that the Company or its Subsidiary is not liable for any Taxes that are the responsibility of the Sellers under Section 8.1 as a result of such Tax Contest.

8.5 Sources. If a Purchaser Indemnitee has indemnification claims for Losses under this ARTICLE VIII with respect to:

(a) a breach of a representation and warranty under Section 8.1(a) shall be satisfied from the following sources:

(i) first, from, an amount equal to one-half of such Losses from the Indemnity Escrow Account; and

(ii) second, to the extent Losses exceed the Retention Amount, from the R&W Insurance Policy, and in no event shall any Seller have any Liability or obligation for Losses under Section 8.1(a) beyond the funds held in the Indemnity Escrow Account;

(b) the matters set forth in Sections 8.1(b)-(e) or a breach of a Fundamental Rep shall be satisfied from the following sources:

(i) first, from, and only to the extent of, Losses from the Indemnity Escrow Account;

(ii) second, from the R&W Insurance Policy, if the R&W Insurance Policy provides coverage for such Losses, until such Losses equal the policy limits of the R&W Insurance Policy; and

(iii) third, from, and only to the extent Losses exceed the funds held in the Indemnity Escrow Account, from Sellers, severally and not jointly, up to a maximum aggregate amount equal to such Seller’s Pro Rata Share of the Purchase Price (as finally determined).

(c) the matters set forth in Section 8.1(f) shall be satisfied from the following sources:

(i) first, from, an amount equal to the lesser of (A) one-half of such Losses and (B) the amount then-remaining in the Indemnity Escrow Account, from the Indemnity Escrow Account; and

(ii) second, from, and only to the extent Losses exceed the funds held in the Indemnity Escrow Account, from Sellers, severally and not jointly, up to a maximum aggregate amount equal to such Seller’s Pro Rata Share of (A) $8,000,000 less (B) an amount equal to the amount recovered pursuant to Section 8.5(c)(i).

8.6 Other Indemnification Matters.

(a) If a Purchaser Indemnitee or a Seller Indemnitee (each, an “Indemnified Party”), believes that a claim, demand or other circumstance exists that has given or may reasonably be expected to give rise to a right for indemnification under this ARTICLE VIII, such Indemnified Party shall assert its claim for indemnification by giving written notice thereof (a “Claim Notice”) to the Party (or, in the event indemnification is sought from Sellers, the Sellers’ Representative) from which indemnification is sought (the “Indemnifying Party”) (i) if the event or occurrence giving rise to such claim for indemnification is, or relates to, a claim or Action brought by a Person that is not a Party or affiliated with any Party (a “Third Party”), within ten Business Days following receipt of notice of such claim or Action by such Indemnified Party, or (ii) if the event or occurrence giving rise to such claim for indemnification is not, or does not relate to, a claim or Action brought by a Third Party, as promptly as practicable after the discovery by the Indemnified Party of the circumstances giving rise to such claim for indemnity; provided, however, that in each of the cases in clauses (i) and (ii), that the failure to notify or delay in notifying Sellers’ Representative or the Purchaser, as the case may be, shall not relieve the Indemnifying Party of its obligations pursuant to this ARTICLE VIII, except to the extent that such Indemnifying Party is materially prejudiced as a result thereof. Each Claim Notice shall describe the claim in reasonable detail.

(b) Upon receipt by an Indemnifying Party of a Claim Notice in respect of an action or claim of a Third Party, the Indemnifying Party shall be entitled to assume and have sole control over the defense of such action or claim at its sole cost and expense. If the Indemnifying Party assumes the defense of any such claim or Action arising therefrom, the Indemnified Party shall reasonably cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably requested by the Indemnifying Party or that are reasonably relevant to such claim or Action, and making employees available on a mutually convenient basis during normal business hours to provide reasonable additional information and explanation of any material provided hereunder. If the Indemnifying Party assumes the defense of such claim or Action, the Indemnified Party may participate in such defense at the Indemnified Party’s expense, which shall include counsel of its choice. If the Indemnifying Party assumes the defense of such a Third Party Action or claim, the Indemnifying Party shall be entitled to negotiate a settlement or compromise of such Action or claim; provided, however, that (x) such settlement or compromise shall only involve the payment of monetary damages by the Indemnifying Party (without any admission of guilt or equitable remedy) and shall include a full and unconditional waiver and release by the Third Party of all Indemnified Parties, and (y) any such settlement or compromise that does not satisfy the requirements of clause (x) shall be permitted only with the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. If, within 30 days of receipt from an Indemnified Party of any Claim

Notice with respect to a Third Party Action or claim, the Indemnifying Party (i) advises such Indemnified Party in writing that the Indemnifying Party shall not elect to defend, settle or compromise such action or claim or (ii) is not entitled to assume and control the defense of such Action or claims, such Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such action or claim; provided, however, that any such settlement or compromise shall be permitted only with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. Each Indemnified Party shall make available to the Indemnifying Party all information reasonably available to such Indemnified Party relating to such action or claim, except as may be prohibited by applicable Law. In addition, the Parties shall render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such Action or claim. The Party in charge of the defense shall keep the other Parties fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto.

(c) With respect to any claim for indemnification under this ARTICLE VIII that arises from, or relates to, Taxes, the applicable indemnification payment shall not be due to, or recoverable by (including by an offset), the Indemnified Party earlier than two days before the applicable Tax is due to the Governmental Authority (it being understood, for the avoidance of doubt, that a Tax is not due or payable to the extent that such Tax may be contested prior to payment by the means selected by the Person entitled to control such Tax Contest pursuant to Section 6.4(d)), and in the case of a Tax that is contested in accordance with the provisions of Section 6.4(d), payment of the Tax to the appropriate Governmental Authority will be considered to be due no earlier than the earlier of (A) the date paid to the applicable Governmental Authority (to the extent that the applicable Tax must be prepaid or deposited before the applicable Tax Contest may be contested by the Party entitled to control such Tax Contest under Section 6.4(d)) or (B) the date of a Final Determination with respect to the applicable Tax).

(d) Any qualifications as to “materiality,” “in all material respects,” “Material Adverse Effect,” “material adverse effect” or words of similar import contained or otherwise applicable to the relevant representation or warranty in this Agreement shall be disregarded for purposes of (i) determining whether there has been a breach of any representation or warranty in this Agreement and (ii) calculating the amount of any Losses that are subject to indemnification under this Agreement.

(e) If any Seller liquidates or dissolves at any time when any Liability of such Seller with respect to this ARTICLE VIII may thereafter arise or be determined, then at the time of such liquidation or dissolution, such Seller will cause its shareholders, members, partners or other equityholders or distributees of such Seller’s assets, as the case may be, to take such assets subject to such Liabilities ratably in proportion to the assets received; provided, however, that the failure on behalf of such Seller to comply with the covenant set forth in this Section 8.6(e) will in no way reduce the such Seller’s obligations in this Agreement.

(f) Notwithstanding any other provision set forth in this Section 8.6, the rights to conduct the defense of any Third Party Action or claim set forth herein shall in all events be subject to the rights of the insurer under the R&W Insurance Policy to conduct the defense of any Third Party Action or claim covered by the R&W Insurance Policy. The Parties acknowledge and agree that if a Third Party Action or claim results in a claim for indemnification being brought by any

Purchaser Indemnitee that includes or involves a claim against the R&W Insurance Policy, with respect to which the Indemnifying Party has elected to assume the defense under Section 8.6(b) (an “Insured Claim”), then the insurer or its representatives shall have the right to associate effectively in the defense of the Insured Claim, and the Sellers’ Representative and its Affiliates shall provide the insurer such cooperation and information as the R&W Insurance Policy insurer may reasonably require in connection therewith.

8.7 Calculation of Losses.

(a) The amount of any Losses payable under this ARTICLE VIII by the Indemnifying Party shall be net of (i) any amounts actually recovered by the Indemnified Party under applicable insurance policies (net of costs of any recovery (including any deductible amounts, attorney’s fees and any increased insurance premiums)), excluding, however, the R&W Insurance Policy (which shall be governed by Section 8.5 hereof) and (ii) any net Tax benefit (A) arising in connection with the incurrence or payment of the applicable Loss giving rise to the claim for indemnification (including any Tax benefit arising as a result of an adjustment that has the effect of either moving (1) any Taxes or an item of income or gain, in each case, from a Post-Closing Period to a Pre-Closing Period or (2) a loss, deduction or credit from a Pre-Closing Period to a Post-Closing Period) and (B) that is actually utilized by the Indemnified Party or its Affiliates to reduce the amount of Taxes payable by the Indemnified Party or any of its Affiliates (as determined on a with and without basis and as the last item taken into account) in (1) the Tax period in which the applicable indemnification payment was made to the Indemnified Party, (2) any taxable period beginning before the taxable period that includes the date on which the applicable indemnification payment was made to the Indemnified Party or (3) the first three taxable periods beginning after the Tax period that includes the date on which the applicable indemnification payment was made to the Indemnified Party. If the Indemnified Party actually recovers any amounts under applicable insurance policies or recognizes a net Tax benefit, in each case, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment in the amount received (or net Tax benefit recognized) by the Indemnified Party, net of any expenses reasonably incurred by such Indemnified Party in collecting such amount (including any deductible amounts and attorneys’ fees).

(b) UNDER NO CIRCUMSTANCES SHALL AN INDEMNIFYING PARTY HAVE ANY LIABILITY TO ANY INDEMNIFIED PARTIES UNDER THIS AGREEMENT FOR, AND THE INDEMNIFIED PARTIES SHALL NOT HAVE THE RIGHT TO CLAIM OR RECOVER FROM THE INDEMNIFYING PARTY, ANY EXEMPLARY OR PUNITIVE DAMAGES, LOSSES OR EXPENSES OF ANY KIND OR NATURE WHATSOEVER, EXCEPT (I) TO THE EXTENT RECOVERED FROM THE INDEMNIFIED PARTY BY A THIRD PARTY OR (II) ARISING FROM FRAUD, WILLFUL MISCONDUCT OR INTENTIONAL MISREPRESENTATION OF THE INDEMNIFYING PARTY.

8.8 Exclusive Remedy. This ARTICLE VIII will provide the exclusive legal remedies for any and all claims for any breach of this Agreement, except for (i) claims based upon fraud, willful misconduct or intentional misrepresentation by any Seller or the Purchaser, (ii) claims related to or arising from any breach or threatened breach of Section 6.5 (Confidentiality) or 6.6

(Non-Competition; Non-Solicitation; Non-Disparagement) or (iii) claims related to or arising out of Section 6.12 (TSX Venture Exchange); provided, however, that this Section 8.8 shall not limit or otherwise affect any rights or remedies available to any Purchaser Indemnitee or other insured under the R&W Insurance Policy. Notwithstanding anything contained herein to the contrary, this ARTICLE VIII will not affect any equitable remedy available to any Party.

8.9 Release of Indemnity Escrow Amount. No later than the fifth Business Day following the Survival Date, the Purchaser and the Sellers’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to the Sellers’ Representative any remaining funds held in the Indemnity Escrow Account (other than the aggregate amount claimed by the Purchaser Indemnitees pursuant to claims made in accordance with this ARTICLE VIII and not fully resolved prior to the Survival Date). At any time following the release of such funds, to the extent the funds held in the Indemnity Escrow Account exceed the aggregate amount claimed by the Purchaser Indemnitees pursuant to claims made prior to the Survival Date, and not fully resolved prior to the time of determination, such excess funds shall be promptly released to the Sellers’ Representative.

ARTICLE IX
MISCELLANEOUS

9.1 Appointment of Sellers’ Representative.

(a) By execution and delivery of this Agreement, the Sellers hereby irrevocably constitute and appoint the Sellers’ Representative as their and each Seller’s true and lawful representative, agent and attorney-in-fact, which appointment is coupled with an interest, with full authority and power of substitution, to act in the name, place and stead of such Person with respect to all powers and rights set out in this Section 9.1 or in other provisions of this Agreement (including full power and authority to do, and to execute documents on such Seller’s behalf and to bind such Seller), to take any action in accordance with and pursuant to the terms of this Agreement and such other actions on behalf of the Sellers as the Sellers’ Representative may deem necessary or appropriate in connection with or to consummate the Transaction. Notwithstanding anything in this Agreement to the contrary, the Sellers’ Representative shall not have the authority pursuant to this Section 9.1 to take, and shall not take, any action that disproportionately affects any Seller or that affects any Seller differently than it affects any other Seller.

(b) Subject to the final sentence of Section 9.1(a), the Sellers’ Representative, on behalf of the Sellers, is authorized to (i) take any and all actions (including, executing and delivering any certificates, notices, consents, or other documents contemplated by this Agreement, including the Ancillary Agreements), and make any and all determinations which may be required or permitted to be taken or made by the Sellers under this Agreement, (ii) approve any amendment, supplement, restatement or replacement, waiver to or of this Agreement or any applicable Ancillary Agreement, so long as such amendment or waiver does not materially adversely and disproportionately alter the rights or obligations of any Seller in a manner disproportionate to the other Sellers, (iii) exercise such other rights, power and authority as are authorized, delegated and granted to the respective Seller under this Agreement (including the waiver of any condition as set out herein), (iv) dispute or refrain from disputing any claim made by the Purchaser under this Agreement, (v) enforce any rights of the Sellers, (vi) negotiate and compromise any dispute under this Agreement on behalf of the Sellers, (vii) execute any settlement agreement, release or other document with respect to such dispute or remedy on behalf of the Sellers, (viii) execute, deliver and file all such further documents and instruments relating to this Agreement on behalf of the Sellers, and do all acts and things as may be necessary or desirable in connection therewith, (ix) receive and make payments, receive and send notices, give releases and discharges, and establish reserves or reserve accounts for post-Closing expenses and/or payments, (x) at its discretion, use the Expense Fund to make payments required to be paid by the Sellers hereunder or to pay any expenses incurred by the Sellers’ Representative in connection with executing or enforcing the rights of the Sellers hereunder, and (xi) exercise such rights, power and authority as are incidental to the foregoing.

(c) Each Seller shall act through the Sellers’ Representative, with respect to the matters for which the Sellers are to act as set out in this Agreement and none of the Sellers shall have the right to act independently with respect to any such matter or to institute any claim, now existing or hereafter arising, against the Purchaser with respect to this Agreement, any such right being irrevocably and exclusively vested in the Sellers’ Representative. Notwithstanding any disagreement or dispute among the Sellers or between any of the Sellers and the Sellers’ Representative, the Purchaser shall be entitled to rely on any and all action taken by the Sellers’ Representative without any liability to, or obligation to inquire of, any of the Sellers. In no event shall the Purchaser be held responsible or liable for the application or allocation of any monies paid to the Sellers’ Representative by the Purchaser, and the Purchaser shall be entitled to rely upon any notice provided to the Purchaser by the Sellers’ Representative, or action taken by the Sellers’ Representative acting within the scope of its authority. The Purchaser is entitled to give notice of any claims only to the Sellers’ Representative and notice to the Sellers’ Representative shall constitute notice to the Sellers for all purposes hereof. All actions taken by the Sellers’ Representative under this Agreement shall be binding upon the Sellers and their successors as if expressly confirmed and ratified in writing.

(d) The Sellers’ Representative will be protected in acting and relying reasonably upon any written notice, direction, instruction, order, certificate, confirmation, request, waiver, consent, receipt, statutory declaration or other document furnished to the Sellers’ Representative and signed by the Sellers in connection with this Agreement, not only as to their due execution and the validity and effectiveness of their provisions, but also as to the truth and accuracy of any information therein contained, which the Sellers’ Representative in good faith believes to be genuine, excepting only the fraud, gross negligence, willful misconduct or bad faith of the Sellers’ Representative. The Sellers shall, each, as a group, jointly (but not jointly and severally) indemnify and hold harmless the Sellers’ Representative against all claims, losses, damages, reasonable costs, penalties, fines and reasonable expenses (including reasonable expenses of the Sellers’ Representative’s legal counsel) which, without fraud, negligence, recklessness, willful misconduct or bad faith on the part of the Sellers’ Representative, may be paid, incurred or suffered by such Sellers’ Representative by reason or as a result of the performance by the Sellers’ Representative of its obligations set out in this Agreement.

(e) In performing its duties hereunder the Sellers’ Representative will exercise that degree of care, skill and diligence that a prudent person would exercise in the conduct of its own affairs.

(f) The Sellers and the Sellers’ Representative, as applicable, agree that the Purchaser will have no Liability with respect to any dispute or disagreement between any of the Sellers, or between any of the Sellers and the Sellers’ Representative, including with respect to any payments made or to be made pursuant to this Agreement, and the Sellers and the Sellers’ Representative agree to indemnify the Purchaser against all costs and expenses incurred by the Purchaser as a result of any such dispute or disagreement.

(g) The Sellers’ Representative shall be entitled at any time and from time to time to reimbursement from the Sellers for any Sellers’ Representative’s expenses, including for the Expense Fund. The Sellers’ Representative shall, in its discretion, release all or a portion of the Expense Fund that it deems no longer necessary to satisfy or enforce any of the Sellers’ obligations hereunder (or any expenses related thereto) to each of the Sellers in accordance with such Seller’s Pro Rata Share.

(h) The power and authority of the Sellers’ Representative, as described in this Agreement, shall be effective until all rights and obligations of the Sellers under this Agreement have terminated, expired or been fully performed. The appointment of the power of attorney pursuant to Section 9.1(a) is coupled with an interest and is irrevocable and will not be terminated by any Sellers or by operation of Law, whether by death or incapacity of any Sellers or the occurrence of any other event, and any action taken by the Sellers’ Representative will be as valid as if such death, incapacity or other event had not occurred, regardless of whether or not any Sellers or the Sellers’ Representative will have received any notice thereof.

(i) For greater certainty and without limitation, this Section 9.1 shall survive the Closing.

(j) As of the date of this Agreement, the Sellers hereby appoint DME Holdings as the Sellers’ Representative (and by the execution of this Agreement, it hereby accepts such appointment) and has the authority to exercise the powers and perform the duties of the Sellers’ Representative under this Agreement and any Ancillary Agreement and shall continue to have such authority until notice to the contrary is provided to the Purchaser.

(k) Notwithstanding anything to the contrary contained herein, any reference in this Agreement to actions, decisions or communications by any of the Sellers shall mean and refer exclusively to the actions, decisions or communications of the Sellers’ Representative; provided that, this Section 9.1 shall in no way be deemed to limit or relieve any of the Sellers or their respective Affiliates from their indemnification or other covenants or obligations under this Agreement. All references in this Agreement to decisions and actions to be taken by the Purchaser and directed to the Sellers or any one of them shall be deemed directed to the Sellers or any one of them if such decisions or actions are directed by the Purchaser to the Sellers’ Representative.

(l) Each of the Participating Sellers hereby authorizes the Sellers’ Representative (i) to hold the shares of Parent Stock on its behalf in accordance with the terms of this Agreement and (ii) in its sole discretion, to either (A) distribute such shares of Parent Stock to the Participating Sellers in accordance with the allocation set forth on Schedule 3.4 and in accordance with applicable U.S. Securities Laws or (B) sell or transfer such shares of Parent Stock in exchange for cash and distribute such cash proceeds to the Participating Sellers in accordance with their respective Pro Rata Share of Parent Stock as set forth on Schedule 3.4 by wire transfer of immediately available funds.

9.2 Notices, Consents, Etc.. Any notices, requests, demands, consents or other communications required to be sent or given hereunder by any of the Parties shall in every case be in writing, be addressed as follows, and shall be deemed properly given and received (a) on the date delivered by hand; (b) on the date sent if transmitted by email with confirmation of receipt during normal business hours for the recipient or on the next Business Day if sent after normal business hours to the recipient (provided that such sent email is kept on file (whether electronically or otherwise) by the sending Party and the sending Party does not receive an automatically generated message from the recipient’s email server that such email could not be delivered to such recipient); or (c) one Business Day after it is sent if sent by prepaid overnight delivery service (providing proof of delivery).

(i) If to the Sellers and/or the Sellers’ Representative:

Great Elm DME Holdings, Inc.

c/o Great Elm Capital Corp.

800 South Street, Suite 230

Waltham, MA 02453

Phone: (617) 375-3006

Attn: Adam Kleinman

Email: akleinman@greatelmcap.com

with a copy to (which copy shall not constitute notice):

Shearman & Sterling LLP

The Link at Uptown

2601 Olive Street, 17th Floor

Dallas, TX 75201

Attn: Alain Dermarkar and Michael Walraven

Email: alain.dermarkar@shearman.com and michael.walraven@shearman.com

(ii) If to the Purchaser:

c/o Quipt Home Medical Corp.

1019 Town Drive
Wilder, KY 41076

Attn: Gregory Crawford

Email: gcrawford@myquipt.com

with a copy to (which copy shall not constitute notice):

Katz Teller
255 E. Fifth Street, Suite 2400

Cincinnati, Ohio 45202
Tel: (513) 721-4532
Attn: John R. Gierl

Email: jgierl@katzteller.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in compliance with the terms of this Section 9.2.

9.3 Severability. The unenforceability, illegality or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision. Upon the determination by a court of competent jurisdiction that any term or other provision is illegal, invalid or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in order that the Transaction is consummated as originally contemplated to the greatest extent possible.

9.4 Assignment; Successors. Neither this Agreement, nor any rights, obligations or interests hereunder, may be assigned by any Party hereto except with the prior written consent of the other Parties; provided that Purchaser may assign, delegate or otherwise transfer its rights and obligations under this Agreement, without the prior written consent of any other Party, to one or more of Purchaser’s Affiliates or to the Debt Financing Sources for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing; provided, further, that such assignment shall not relieve the Purchaser from any of its obligations hereunder.. Subject to the preceding sentence, this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and assigns. Notwithstanding the foregoing, after the Closing, the Sellers and the Purchaser may assign this Agreement to any of their respective beneficial owners or successors by operation of law; provided that no assignment to any permitted Person hereunder will in any way affect such assigning Party’s obligations or liabilities under this Agreement. Any purported assignment without such prior written consents shall be void.

9.5 Counterparts; Facsimile or PDF Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, the Uniform Electronic Transactions Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

9.6 Governing Law. This Agreement and the negotiation, execution, performance or non-performance, interpretation, termination, construction and all claims or causes of action (whether in contract or tort), that may be based upon, arise out of or relate to this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made or in connection with this Agreement or as an inducement to enter this Agreement) shall be governed by, and construed in accordance with, the Laws of the State of Delaware without giving effect to any choice of law or conflicts of laws principles that would require or permit the application of the Laws of another jurisdiction. Notwithstanding anything to the contrary contained in this Agreement, the Parties acknowledge and agree that any Action or dispute of any kind or nature (whether based upon contract, tort or otherwise) involving a Debt Financing Source that is in any way related to the Debt Financing shall be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to any choice of law or conflicts of laws principles that would require or permit the application of the Laws of another jurisdiction.

9.7 Table of Contents and Headings. The table of contents and section headings of this Agreement are included for reference purposes only and shall not affect the construction or interpretation of any of the provisions of this Agreement.

9.8 Entire Agreement. This Agreement, including the Exhibits and Disclosure Schedules (all of which shall be deemed incorporated in this Agreement and made a part hereof) and the other documents referred to herein, set forth the entire understanding of the Parties with respect to the Transaction and supersede all prior discussions, understandings, agreements and representations relating to the subject matter hereof. The Parties acknowledge that the information provided in connection with this Agreement and the Transaction is subject to the terms of the Confidentiality Agreement, by and between Great Elm DME, Inc. and the Purchaser, dated February 23, 2021 (the “NDA”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the NDA shall automatically terminate and be of no further force and effect.

9.9 Third Parties. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement any rights or remedies under or by reason of this Agreement; provided that the Debt Financing Sources shall be intended third parties beneficiaries of Section 9.6, this Section 9.9, Section 9.11(b), Section 9.11(c), Section 9.12 and Section 9.14 and shall be entitled to enforce such provisions directly (and no amendment or modification to such provisions in respect to the Debt Financing Sources may be made without the prior consent of the Debt Financing Sources)..

9.10 Schedules and Exhibits; Disclosure Generally. The schedules and exhibits attached to this Agreement form an integral part of this Agreement for all purposes of it. All references herein to this Agreement shall include the schedules and exhibits attached to this Agreement. Any exception or qualification set forth in the Disclosure Schedules with respect to a particular representation, warranty or covenant contained herein shall be deemed to be an exception or qualification with respect to all other applicable representations, warranties and covenants contained in this Agreement to the extent the applicability of such exception or qualification to any other applicable representation, warranty or covenant would be reasonably apparent on the face of the disclosure, regardless of whether an explicit reference to such other representation, warranty or covenant is made. Nothing in the Disclosure Schedules shall broaden the scope of any representation or warranty contained in this Agreement. Inclusion of any item in the Disclosure Schedules does not constitute a determination by the representing Party that such item is material and shall not be deemed to establish a standard of materiality. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any Contract, Law or any potential adverse contingency shall be construed as an admission or indication that any such breach or violation exists or has actually occurred or that such adverse contingency will actually occur.

9.11 Submission to Jurisdiction; Consent to Service of Process.

(a) The Parties hereby irrevocably submit to the exclusive jurisdiction of any federal or state court sitting in New Castle County, Delaware over all claims or causes of action (whether in contract, tort, or pursuant to any other legal theory) that may be based upon, arise out of or relate to this Agreement or any Ancillary Agreement, or the negotiation, execution or performance of this Agreement or any Ancillary Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) and each Party hereby irrevocably agrees that all such claims and causes of action must be heard and determined in such courts and each Party hereby waives any objection on the basis of personal jurisdiction. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the Parties hereby consents to process being served by any Party in any Action by the delivery of a copy thereof in accordance with the provisions of Section 9.2.

(c) Notwithstanding anything herein to the contrary, each of the Parties hereby agrees that any action, cause of action, claim, cross-claim or third-party claim against the Debt Financing Sources in any way relating to the Debt Financing shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate courts thereof.

9.12 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTION (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

9.13 Public Announcements. All press releases or other public announcements or notices regarding the Transaction shall be made jointly by the Sellers’ Representative and the Purchaser, subject to each of their consent and approval (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that the foregoing shall not restrict or prohibit (a) disclosures made by any Party or any Affiliate thereof which is a private equity or other investment fund to its direct and indirect investors or potential investors in connection with normal fund raising and related marketing or informational or reporting activities; (b) press releases or public announcements by the Purchaser or its Affiliates after the Closing that do not include the amount of consideration involved hereunder (or any other financial metric such as proceeds, rate of return or multiples of money) or the name of any Seller or any Affiliate of the Sellers (other than the Company); (c) press releases or public announcements by the Sellers or the Sellers’ Representative or their respective Affiliates after the Closing that do not include the amount of consideration involved hereunder (or any other financial metric such as proceeds, rate of return or multiples of money) or the name of Purchaser or any Affiliate of Purchaser (other than the Company); (d) disclosures made in connection with the any Party’s enforcement of its rights hereunder or the defense of its interests hereunder, or (e) any Party from making any other announcement as may be required by applicable Law, including stock exchange requirements, in which case the Party making such announcement shall, if practicable under the circumstances, use commercially reasonable efforts to allow the other Parties an opportunity to comment on such announcement in advance of its issuance.

9.14 Amendments and Waivers. This Agreement (including the Disclosure Schedules and exhibits hereto) may not be amended, restated, supplemented or otherwise modified, except by an instrument in writing signed by the Sellers’ Representative and the Purchaser and subject to the proviso set forth in Section 9.9. No failure or delay of any Party hereto to exercise any right or remedy given to such Party under this Agreement or otherwise available to such Party, or to insist upon strict compliance by any other Party with its obligations hereunder, no single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, and no custom or practice of the Parties in variance with the terms hereof, shall constitute a waiver of any Party’s right to demand exact compliance with the terms hereof. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving Party. Any written waiver shall be limited to those items specifically waived therein and shall not be deemed to waive any future breaches or violations or other non-specified breaches or violations unless, and to the extent, expressly set forth therein.

9.15 Expenses. The fees payable to the Escrow Agent shall be borne equally by the Sellers (in accordance with their respective Pro Rata Shares), on the one hand, and the Purchaser on the other hand. The Parties shall, except as otherwise specifically provided herein, bear their respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Transaction, including all fees and expenses of agents, representatives, counsel and accountants.

9.16 Specific Performance. Each Party’s obligations under this Agreement are unique. If any Party should breach its covenants or agreements under this Agreement, the Parties each acknowledge that it would be extremely impracticable to measure the resulting damages. Accordingly, the non-breaching Party or Parties, in addition to any other available rights or remedies they may have under the terms of this Agreement, may sue in equity for specific performance or to obtain an injunction or injunctions to prevent breaches of this Agreement, and each Party expressly waives the defense that a remedy in damages will be adequate.

9.17 Parent Obligations.

(a) Parent hereby makes, as of the date hereof, the representations and warranties set forth in Section 5.1 (Organization and Qualification), Section 5.2 (Authority, Due Execution and Binding Effect), Section 5.3 (No Violation; Consents and Approvals; No Conflict), Section 5.4 (Litigation), Section 5.5 (Parent Stock), Section 5.6 (No Parent Stockholder Approval), Section 5.7 (Parent SEC Reports), and Section 5.8 (Parent Financial Statements) as to itself.

(b) Parent acknowledges that it will receive substantial direct and indirect benefits from the Transaction and hereby agrees to duly perform all covenants and agreements of Parent in this Agreement. Each Party acknowledges and agrees that this Section 9.17 is an integral and essential part of the Transaction and no Party would have entered into this Agreement, nor would it have entered into the Ancillary Agreements, without the benefit of Parent’s representations and warranties set forth in this Section 9.17 and covenants and agreements set forth in this Agreement, and each Party has relied on the execution of this Agreement by Parent as set forth on this signature page hereto in that regard.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

Purchaser:

QHM HOLDINGS INC.

By: /s/ Gregory Crawford
Name: Gregory Crawford
Title: President

Parent:

QUIPT HOME MEDICAL CORP.

By: /s/ Gregory Crawford
Name: Gregory Crawford
Title: President

[Signature Page – Membership Interest Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

Company:

GREAT ELM HEALTHCARE, LLC

By: /s/ John Ehlinger
Name: John Ehlinger
Title: Chief Executive Officer and President

[Signature Page – Membership Interest Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

Sellers’ Representative:

GREAT ELM DME HOLDINGS, INC.

By: /s/ Adam Kleinman
Name: Adam Kleinman
Title: Authorized Signatory

Sellers:

GREAT ELM DME HOLDINGS, INC.

By: /s/ Adam Kleinman
Name: Adam Kleinman
Title: Authorized Signatory

[Signature Page – Membership Interest Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

Sellers:

GREAT ELM DME, INC.

By: /s/ Michael H. Jones
Name: Michael H. Jones
Title: Member

[Signature Page – Membership Interest Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

Sellers:

CORBEL CAPITAL PARTNERS SBIC, L.P.

By: /s/ Michael H. Jones
Name: Michael H. Jones
Title: Managing Director

[Signature Page – Membership Interest Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

Sellers:

VALLEY HEALTHCARE GROUP, LLC

By: /s/ Ron A. Evans
Name: Ron A. Evans
Title: Chief Executive Officer

[Signature Page – Membership Interest Purchase Agreement]

ANNEX OF DEFINED TERMS

Definitions. For purposes of this Agreement, unless the context otherwise requires, the following terms shall have the meanings specified or referred to in this Annex:

“Action” means any claim, action, charge, complaint, suit, litigation, arbitration, audit, proceeding, investigation or other legal proceeding (whether federal, state, local or foreign) by or before any Governmental Authority, whether civil, criminal, administrative or otherwise, in law or in equity.

“Affiliate” means with respect to any Person (a) who is an individual, the spouse, parent, sibling or lineal descendent of such Person, (b) that is an entity, any Person which, directly or indirectly, controls, is controlled by, or is under common control with such Person, and (c) that is an entity, any Person who is a director, officer, manager, member, partner, or principal of such Person or of any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting stock, by contract or otherwise.

“Agreement” means this Membership Interest Purchase Agreement, the Disclosure Schedules and all other schedules and exhibits attached to this Agreement.

“Ancillary Agreements” means the Escrow Agreement and all other agreements, documents and instruments required to be delivered by any Party pursuant to this Agreement.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption, kickbacks, money laundering, and bribery including the U.S. Foreign Corrupt Practices Act of 1977.

“Base Price” means $80,000,000.

“blue sky laws” has the meaning set forth in Section 2.7(b).

“Business” has the meaning set forth in Section 1.1(a).

“Business Day” means a day other than Saturday, Sunday or any other day on which commercial banks in Cincinnati, Ohio are authorized or required by Law to close.

“CARES Act” means (a) the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020-22 and 2020-65), or any other Law or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Authority) and (b) any extension of, amendment, supplement, correction, revision or similar treatment to any provision of the CARES Act contained in The Taxpayer Certainty and Disaster Tax Relief Act of 2020 or the Consolidated Appropriations Act, 2021, H.R. 133.

“Cash” means all cash and cash equivalents, funds in time deposits and demand deposits or similar accounts of the Company, determined in accordance with GAAP. For the avoidance of doubt, Cash shall, without duplication, (a) be reduced by issued but uncleared checks and drafts as of the Effective Time and (b) include checks, ACH transactions and other wire transfers and drafts received and/or deposited for the account of the Company as of the Effective Time to the extent a corresponding reduction in receivables has been made as of the Effective Time, excluding however, any Restricted Cash. Cash shall not include any assets included in the determination of the Working Capital Ratio or to the extent such items are included as offsets to the calculation of Indebtedness. Cash may be a positive or negative amount.

“CBA” has the meaning set forth in Section 4.12(a)(vi).

“Change of Control” shall mean with respect to any Person, the consummation of any one of the following events: (a) a sale, lease or other disposition of all or a portion of the consolidated assets of such Person (determined on a consolidated basis with any of its subsidiaries); (b) a consolidation or merger of such Person with or into any other corporation or other entity or Person, or any other corporate reorganization, in which the equityholders of such Person immediately prior to such consolidation, merger or reorganization, own less than 50% of such Person’s outstanding voting power of the surviving entity following the consolidation, merger or reorganization; or (c) any transaction (or series of related transactions involving a third Person or entity, or a group of affiliated third Persons or entities) in which in excess of 50% of such Person’s then-outstanding voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of such Person.

“Claim Notice” has the meaning set forth in Section 8.6(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Balance Sheet” has the meaning set forth in Section 2.5(a)(i).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Cash” has the meaning set forth in Section 2.5(a)(i).

“Closing Date Debt” has the meaning set forth in Section 2.5(a)(i).

“Closing Date Transaction Expenses” has the meaning set forth in Section 2.5(a)(i).

“Closing Date Working Capital Ratio” has the meaning set forth in Section 2.5(a)(i).

“Closing Payment” has the meaning set forth in Section 2.3(a)(vi).

“CMS” has the meaning set forth in Section 4.32.

“COBRA” means Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any similar state Law.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Financial Statements” means the (a) consolidated audited balance sheets of Great Elm Group, Inc. and its subsidiaries as at June 30, 2020, along with the related consolidated audited statements of income and noncomprehensive income, changes in stockholders’ equity, and cash flows for the year then ended, along with the notes thereto, (b) consolidated audited balance sheets of the Company and the Subsidiaries as at June 30, 2021 and 2022, along with the related consolidated audited statements of income and noncomprehensive income, changes in members’ equity, and cash flows for the years then ended, along with the notes thereto, and (c) the Latest Financials.

“Company Intellectual Property” means all IP Rights used in or held for use in, or necessary for the operation of the Business, as currently conducted by the Company and the Subsidiaries.

“Company IT Systems” has the meaning set forth in Section 4.13(e).

“Company Material Adverse Effect” means any fact, circumstance, event, change, development, effect or condition that, individually or in the aggregate with any other such fact, circumstance, event, change, development, effect or condition, has had or would reasonably be expected to have (a) a material adverse effect on the Business, assets, properties, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole, or (b) a material adverse effect on the ability of the Sellers or the Company to perform their obligations under this Agreement including to consummate the Transaction; provided, however, that none of the following shall constitute, and none of the following shall be taken into account in determining whether there has been or shall be, or would reasonably be expected to be, a Company Material Adverse Effect: any fact, circumstance, event, change, development effect or condition resulting from or arising out of (i) conditions affecting the industry in which the Company or any Subsidiary participates, the United States economy as a whole or the capital markets in general, or the geographical markets in which the Company or any Subsidiary operates, that do not disproportionately affect the Company or any Subsidiary as compared with other participants in the industry in which the Company or any Subsidiary operates; (ii) changes in GAAP or standard accounting principles that do not disproportionately affect the Company or any Subsidiary as compared with other participants in the industry in which the Company or any Subsidiary operates; (iii) changes in Law that do not disproportionately affect the Company or any Subsidiary as compared with other participants in the industry in which the Company or any Subsidiary operates; (iv) global, national or regional political, financial, labor, social, economic or business conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation or worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway that do not disproportionately affect the Company or any Subsidiary as compared with other participants in the industry in which the Company or any Subsidiary operates; (v) effects arising from or related to hurricanes, earthquakes, floods, tsunamis, tornadoes, mudslides, wild fires or other acts of God or natural disasters or any epidemic, pandemic or disease outbreak (including with respect to or as a result of COVID-19 or any Pandemic Response Law) or any escalation or worsening of any of the foregoing that does not disproportionately affect the Company or any Subsidiary as compared with other participants in the industry in which the Company or any Subsidiary operates; (vi) supplier recalls or supply chain disruption, delays or issues that do not disproportionately affect the Company or any Subsidiary as compared with other participants in the industry in which the Company or any Subsidiary operates; (vii) the effect of any action taken by Parent, the Purchaser or their respective Affiliates with respect to the Transaction or with respect to the Company; (viii) the effect of any action taken, or failed to be taken, by the Sellers, the Company or the Subsidiaries at the request of or with the consent of the Purchaser or otherwise in compliance with the terms of this Agreement or the Ancillary Agreements; (ix) the failure of the Business or the Company to meet any of its internal or published projections, forecasts, budgets or revenue or earnings predictions or guidance; (x) any effect resulting from the public announcement of, entry into or pendency of, actions required or contemplated by or performance of obligations under, this Agreement, the Ancillary Agreements and the Transaction or the identity of the parties to this Agreement, including any termination of, reduction in or similar adverse impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company relating thereto.

“Company Software” shall mean all Software owned or used by or licensed to the Company or any Subsidiary including any Software that is distributed, sold, licensed or marketed in connection with the Business.

“Confidential Information” has the meaning set forth in Section 6.5.

“Consent” means any approval, consent, ratification, waiver or other authorization from, or notice to, any Person other than a Governmental Authority.

“Contract” means any written agreement, commitment, note, mortgage, indenture, lease, sublease, deed of trust, license, plan, instrument or other contract, in each case, that is legally binding on the parties thereto.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“Data Security Requirements” means all of the following, in each case, to the extent relating to confidential or sensitive information, payment card data, personally identifiable information, or other protected information relating to individuals, or otherwise relating to privacy, security, or security breach notification requirements: (a) the Company’s own written rules, policies, and procedures; (b) all applicable Laws; (c) industry and self-regulatory standards applicable to the industries in which the Company operates (including the Payment Card Industry Data Security Standard (PCI-DSS)); and (d) Contracts to which the Company has entered into or by which it is otherwise bound.

“Debt Financing Source” means Senior Lender, or such other Persons that have committed to provide or arrange or otherwise entered into agreements in connection with the Debt Financing in connection with the Transaction and any joinder agreements, indentures, credit agreements or note purchase agreements entered into pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates’ Representatives, and their respective successors and assigns.

“Disclosure Schedules” means any disclosure schedules attached hereto.

“Dispute Notice” has the meaning set forth in Section 2.5(a)(iii).

“DME” has the meaning set forth in the preamble to this Agreement.

“DME Holdings” has the meaning set forth in the preamble to this Agreement.

“DMEPOS” has the meaning set forth in Section 4.28(b).

“Draft Closing Statements” has the meaning set forth in Section 2.5(a)(i).

“Effective Time” has the meaning set forth in Section 2.2.

“Employees” has the meaning set forth in Section 4.21(a).

“Employee Plans” has the meaning set forth in Section 4.15(a).

“Employee Retention Tax Credit” has the meaning set forth in Section 6.4(j).

“Enforceability Exceptions” means any limitation on the enforceability of a Party’s obligation resulting from the application of bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar Laws affecting the enforcement of creditors rights generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in Law or equity).

“Environmental Claim” means any Action, Lien, notice of non-compliance or violation, notice of liability, Order or consent agreement relating to or made under or in accordance with any Environmental Law.

“Environmental Law” means any Law relating to: (a) pollution of, damage to or protection of the environment or natural resources; (b) public or worker health or safety, including with respect to exposure of any Person to Hazardous Materials; (c) emissions, discharges or releases of Hazardous Materials into the environment (including ambient air, surface water, groundwater, drinking water supplies, land surface or subsurface); or (d) the manufacture, processing, distribution, use, treatment, storage, generation, disposal, transport or handling of any Hazardous Materials or the cleanup or remediation of any contamination.

“Equity Interests” means, with respect to any Person, any share, unit, capital stock, limited liability company interest, membership interest, partnership interest or similar interest or other indicia of equity or equity-like ownership (including any option or similar right or security convertible, exchangeable or exercisable therefor or other instrument or right the value of which is based on any of the foregoing) in such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Escrow Agent” means TMI Trust Company.

“Escrow Agreement” means an Escrow Agreement, in form and substance reasonably acceptable to the Purchaser, the Sellers’ Representative and the Escrow Agent.

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.4.

“Estimated Closing Date Cash” has the meaning set forth in Section 2.4.

“Estimated Closing Date Debt” has the meaning set forth in Section 2.4.

“Estimated Closing Date Transaction Expenses” has the meaning set forth in Section 2.4.

“Estimated Working Capital Ratio” has the meaning set forth in Section 2.4.

“Estimated Working Capital Deficit” has the meaning set forth in Section 2.4.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, and the customs and import Laws administered by U.S. Customs and Border Protection.

“Expense Fund” has the meaning set forth in Section 2.3(a)(v).

“Final Approval” has the meaning set forth in Section 5.6.

“Final Closing Date Cash” has the meaning set forth in Section 2.5(a)(vi).

“Final Closing Date Debt” has the meaning set forth in Section 2.5(a)(vi).

“Final Closing Date Transaction Expenses” has the meaning set forth in Section 2.5(a)(vi).

“Final Closing Payment” has the meaning set forth in Section 2.5(f).

“Final Determination” means, with respect to any Taxes, (a) a closing or settlement agreement entered into with a Governmental Authority establishing the amount of such Taxes or (b) a final decision of a court of competent jurisdiction with respect to such Taxes that is non-appealable or in respect of which the period for appeal has lapsed.

“Final Overage” has the meaning set forth in Section 2.5(f).

“Final Underage” has the meaning set forth in Section 2.5(f).

“Final Working Capital Ratio” has the meaning set forth in Section 2.5(a)(vi).

“Fundamental Reps” has the meaning set forth sin Section 8.3.

“GAAP” means the United States generally accepted accounting principles as of the date of this Agreement, consistently applied in the manner applied in preparing the Company Financial Statements.

“Government Official” shall mean any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Authority” means any national, federal, state, provincial, municipal, local, foreign or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or other judicial body or arbitral body (public or private).

“Governmental Authorizations” means any licenses, permits, rights, certificates, permissions, variances, clearances, qualifications, notifications, exemptions, classifications, registrations, franchises, approvals, consents, orders or similar authorizations, or any waivers of the foregoing, issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law, or filings with any Governmental Authority.

“Hazardous Materials” means any chemical, material, waste or substance defined or regulated as toxic, hazardous, a pollutant, or contaminant (or for which Liability or standards of conduct may be imposed) under any Environmental Law, including petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos containing materials, per- and polyfluoroalkyl substances, and polychlorinated biphenyls.

“Healthcare Laws” has the meaning set forth in Section 4.28(b).

“HIPAA” has the meaning set forth in Section 4.28(b).

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board, consistently applied in the manner in preparing the financial statements of Parent.

“Income Tax” means any federal, state, local, provincial or non-U.S. Tax measured by or imposed on net income, gross income, or passive income (however denominated, including any withholding and franchise Taxes), including any interest, penalty or addition thereto, whether disputed or not.

“Indebtedness” means as applied to any Person, without duplication: (a) all obligations for borrowed money; (b) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (c) all obligations of such Person evidenced by bonds (convertible or not), debentures, notes or similar instruments, but excluding surety bonds related to ongoing projects; (d) all obligations of such Person issued or assumed as the deferred purchase price of property or businesses (other than trade payables or accruals incurred in the ordinary course of business); (e) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person; (f) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements; (g) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances, to the extent currently drawn; (h) all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property which obligation has been, or is required to be classified and accounted for as, a finance lease on a balance sheet prepared in accordance with GAAP (provided, for the avoidance of doubt no obligation under any real property lease shall constitute Indebtedness); (i) any unfunded retiree health and welfare obligations of such Person; (j) all obligations in respect of Pre-Closing Taxes which are Income Taxes; (k) all obligations in respect of Taxes deferred under the CARES Act; (l) all obligations of such Person with respect to any severance or deferred compensation obligations that are vested and accrued but unpaid as of the Closing, plus the employer portion of any employment, payroll and other Taxes incurred in respect of such obligations; and (m) all obligations of the type referred to in clauses (a) through (l) above guaranteed directly or indirectly in any manner by such Person, in each case including the principal, accrued interest and other obligations (including any prepayment premiums, penalties or termination fees payable as a result of the consummate of the Transaction); provided, however, that if any of the foregoing are included as Transaction Expenses or taken into account in determining the Working Capital Ratio they shall not also constitute Indebtedness.

“Indemnified Party” has the meaning set forth in Section 8.6(a).

“Indemnifying Party” has the meaning set forth in Section 8.6(a).

“Indemnity Escrow Account” means that certain escrow account with the Escrow Agent containing the Indemnity Escrow Amount and held in accordance with the Escrow Agreement.

“Indemnity Escrow Amount” means $400,000.

“Independent Accountant” has the meaning set forth in Section 2.5(a)(iv).

“Insurance Policies” has the meaning set forth in Section 4.19.

“Insured Claim” has the meaning set forth in Section 8.6(f).

“Intended Tax Treatment” has the meaning set forth in Section 6.4(h).

“IP Rights” means any and all rights, title and interest in or relating to intellectual property and associated rights throughout the world, including: (a) all patents, patent applications, patent disclosures, industrial and utility models, industrial designs and statutory invention registrations, together with all counterparts, reissues, divisions/divisionals, continuations, continuations-in-part, extensions, provisional or supplemental protection certificates, renewals and reexaminations thereof (“Patents”); (b) all inventions (whether patentable or not), invention disclosures and improvements, all trade secrets, proprietary or confidential information, know-how and technology, including discoveries, methods, processes, techniques, protocols, formulae, algorithms, compositions, industrial models, architectures, layouts, designs, drawings, plans, specifications, methodologies, ideas, research and development, technical data, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals (“Trade Secrets”); (c) all works of authorship, copyrights, mask works, Software, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof; (d) all corporate names, trade names, business names, designs, slogans, logos, trademarks, service marks, trade dress, domain names and other source identifiers, including all registrations, renewals and applications therefor, and all goodwill associated with any of the foregoing (“Trademarks”); and (e) all copies and tangible embodiments or descriptions of any of the foregoing (in whatever form or medium).

“Knowledge of the Company” means the actual knowledge after due inquiry of each of the following: John Ehlinger, Brent Pearson, Sheila Roberson and Rick Gamble.

“Latest Balance Sheet Date” means September 30, 2022.

“Latest Financials” means the consolidated unaudited balance sheets and related unaudited statements of income of the Company and the Subsidiaries as at the Latest Balance Sheet Date and for the three-month period then-ended.

“Law” means any law, act, statute, ordinance, order, code, rule, directive, principle of common law, Order, regulation or other requirement enacted, entered, promulgated or issued by any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.14.

“Liabilities” means any and all debts, liabilities and obligations, and including all costs and expenses related thereto including all fees, disbursements and expenses of legal counsel, deficiency, interest, penalty, fine, obligations or other loss, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, whether or not contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or becoming due and regardless of when asserted.

“Licensed Intellectual Property” means all IP Rights licensed or otherwise granted to the Company pursuant to a Contract with a third party.

“Lien” means any mortgage, pledge, charge, adverse claim, security interest, encumbrance, hypothecation, lease, license, easement, right-of-way, encroachment, option, right of first refusal or other lien.

“Lien Releases” has the meaning set forth in Section 2.3(b).

“Losses” means any Liabilities, deficiencies, demands, Actions, Orders, assessments, damages, dues, Taxes, penalties, fines, amounts paid in settlement, losses, out-of-pocket costs and expenses (including reasonable attorneys’ and accountants’ fees).

“Material Contracts” has the meaning set forth in Section 4.12(a).

“Material Customers” has the meaning set forth in Section 4.23.

“Material Suppliers” has the meaning set forth in Section 4.23.

“Measurement Date” means the date which is the 180-day anniversary of the Closing Date, or if such day is not a Business Day, the next succeeding Business Day.

“NDA” has the meaning set forth in Section 9.8.

“OFAC” is defined in the definition of “Sanctioned Person”.

“Order” means any legally binding award, injunction, judgment, order, determination, ruling, decree, writ, subpoena, or verdict or other decision entered, issued, made, or rendered by any Governmental Authority.

“Organizational Documents” means (a) with respect to a corporation, the certificate or articles of incorporation and bylaws or code of regulations; (b) with respect to any other entity, any charter, bylaws, partnership agreement, operating agreement or similar document adopted or filed in connection with the creation, formation or organization of a Person; (c) with respect to a trust, the trust agreement, and (d) any amendment to any of the foregoing.

“Pandemic Response Law” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut-down, closure, sequester or any Law, order, directive, guideline or recommendation by any Governmental Authority or public health agency in connection with or in response to COVID-19, including, but not limited to, the CARES Act (together with any presidential memoranda or executive orders relating to COVID-19, including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020 and IRS Notice 2020-65), the Paycheck Protection Program and Health Care Enhancement Act (P.L. 116-136), the Federal Reserve Main Street Lending Program, the 2021 Consolidated Appropriations Act (P.L. 116-260), the Families First Coronavirus Response Act (P.L. 115-127), the Occupational Safety and Health Administration and the Centers for Disease Control and Prevention guidelines and requirements, such as social distancing, cleaning, and other similar or related measures.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Stock” means the common shares in the capital of Parent.

“Parent Stock Value” means $2.0 million.

“Participating Seller(s)” means DME Holdings and DME.

“Party” and “Parties” have the meanings set forth in the preamble to this Agreement.

“Patents” is defined in the definition of “IP Rights”.

“Payoff Documents” has the meaning set forth in Section 2.3(b).

“Payoff Statement” has the meaning set forth in Section 2.3(b).

“Payors” has the meaning set forth in Section 4.32.

“Permits” means each Governmental Authorization necessary to be obtained, maintained or held by the Company for the lawful operation of the Business.

“Permitted Lien” means: (a) statutory Liens for Taxes, assessments, charges, levies or other claims not yet due and payable or the validity of which are being contested or for which an appropriate reserve has been established therefor in the Company Financial Statements to the extent required by GAAP; (b) materialmen’s, mechanics’, carriers’, warehousemen’s, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business for amounts not yet due and payable or are being contested in good faith by appropriate proceedings; (c) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (d) with respect to any real property and/or improvements and structures located thereon, any (i) easements, rights-of-way, restrictive covenants and servitudes, and other similar matters of record affecting title to such real property, (ii) such rights, if any, of any utility company to construct and/or maintain lines, pipes, wires, cables, poles, conduits and distribution boxes and equipment in, over, under and/or upon any portion thereof, or (iii) any registered subdivision, development, servicing, site plan or other similar agreement with any Governmental Authority or public utility which do not or would not materially impair the use or occupancy of real property in the operation of the Business conducted thereon; (e) restrictions on transfer of securities under applicable U.S. state and federal securities Laws; (f) liens securing Indebtedness owed to any Person as identified in Schedule 2.3(b), which will be released upon payment at Closing of the amount set forth in the corresponding Payoff Statement; and (g) Liens set forth on Schedule 1.2.

“Person” means any individual, corporation, limited liability company or partnership, general or limited partnership, association, trust or any other entity or organization, including a Governmental Authority.

“Post-Closing Period” means any taxable period (or portion thereof) of the Company that begins after the Closing Date, including in respect of a Straddle Period the portion beginning after the Closing Date.

“Pre-Closing Period” means any taxable period (or portion thereof) of the Company that ends on or before the Closing Date, including in respect of a Straddle Period the portion ending on and including the Closing Date.

“Pre-Closing Taxes” means (a) any Taxes of or imposed on the Sellers as a result of owning the Purchased Interests or selling the Purchased Interests in connection with the Transaction, (b) any Taxes (or the non-payment thereof) of, imposed on or incurred by the Company or any Subsidiary for all Pre-Closing Periods calculated with respect to a Straddle Period in accordance with Section 6.4(e) herein, (c) any Taxes of any Person for which the Company or any Subsidiary (or any predecessor of the foregoing) is held liable under Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time prior to the Closing or as a transferee or successor, by contract (other than a Contract the principal matter of which is not Taxes), by operation of Law, or otherwise (in each cause described in this clause (c), only to the extent arising from a transaction occurring, or contract entered into, prior to the Closing), and (d) the portion of the Transfer Taxes that are the responsibility of the Sellers pursuant to Section 6.4(c).

“Programs” has the meaning set forth in Section 4.30.

“Pro Rata Share” means, for each Seller, the percentage set forth on Schedule 3.4 across from such Sellers’ name under the heading “Pro Rata Share.”

“Purchase Price” has the meaning set forth in Section 2.3(a).

“Purchase Price Allocation” has the meaning set forth in Section 6.4(g).

“Purchased Interests” has the meaning set forth in Section 2.1(a).

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchaser Indemnitees” means each of Purchaser, and following the Closing, the Company, the Subsidiaries and their respective Affiliates (other than the Sellers) and Representatives (other than the Sellers) and each of their respective successors and assigns.

“Purchaser Released Parties” has the meaning set forth in Section 6.7(a).

“Purchaser Releasing Parties” has the meaning set forth in Section 6.7(b).

“Quipt Parties” means, collectively, the Purchaser and Parent.

“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code.

“Representatives” means, with respect to any Person, any director, manager, officer, agent, employee, general partner, member, stockholder, agent, accountant, auditor, legal counsel, advisor, consultant, debt financing source or other representative of such Person.

“Restricted Cash” means any cash or cash equivalents that is not freely transferable or usable within 90 days by the Company because it is subject to express contractual restrictions or limitations on use or distribution by Law, GAAP or contract, including all cash and cash equivalents posted to support letters of credit, surety bonds or other similar obligations, customer deposits and any lease or other security deposits posted by the Company.

“Restricted Period” shall mean with respect to each Seller, four years from the Closing Date.

“Retained Employees” has the meaning set forth in Section 6.8(a).

“Retention Amount” means the retention amount under the R&W Insurance Policy in the amount of $800,000.

“R&W Insurance Policy” means that certain representations and warranties insurance policy, bound effective as of the date of this Agreement, issued by Travelers Excess and Surplus Lines Company.

“Sanctioned Country” means any country or region that is, or has been in the last five years, the subject or target of a comprehensive embargo under Trade Control Laws (including Cuba, Iran, North Korea, Sudan, Syria, Venezuela, and the Crimea region of Ukraine).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, or any other OFAC, U.S. Department of Commerce Bureau of Industry and Security, or U.S. Department of State sanctions- or export-related restricted party list; (ii) any Person that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State) or the United Nations Security Council.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 5.7.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Seller Indemnitees” means each Seller and its respective Affiliates (other than the Company and the Subsidiaries) and Representatives (other than the Company and the Subsidiaries) and each of their respective successors and assigns.

“Seller(s)” has the meaning set forth in the preamble to this Agreement.

“Seller Related Parties” has the meaning set forth in Section 4.18.

“Seller Related Party Transactions” has the meaning set forth in Section 4.18.

“Seller Released Parties” has the meaning set forth in Section 6.7(b).

“Seller Releasing Parties” has the meaning set forth in Section 6.7(a).

“Sellers’ Representative” has the meaning set forth in the preamble to this Agreement.

“Senior Lender” means CIT Bank, a division of First-Citizens Bank & Trust Company, its successors and assigns.

“Service Provider” means all current or former employees or other individual service providers of the Company and the Subsidiaries.

“Software” means all software, programs, and databases in any form, including websites, website content, member or user lists and information associated therewith, links, source code, object code, operating systems and specifications, data, databases, database management code, utilities, graphical user interfaces, APIs, applications, menus, images, icons, links, forms, methods of processing, software engines, platforms, and data formats, all versions, updates, corrections, enhancements, and modifications thereto, and all related documentation, materials, developer notes, comments, and annotations.

“Stock Price” means $4.63.

“Straddle Period” means any taxable period of the Company and the Subsidiaries that begins before or on, and ends after, the Closing Date.

“Straddle Period Tax Returns” means a Tax Return of the Company and the Subsidiaries for a Straddle Period.

“Subsidiary” means the direct and indirect wholly-owned Subsidiaries of the Company as set forth in Schedule 4.1(a).

“Survival Date” has the meaning set forth in Section 8.3.

“Tail Policy” has the meaning set forth in Section 6.3.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative, minimum, add-on minimum, sales, use, transfer, capital gains, capital stock or shares, value added, excise, ad valorem, stamp, gains, severance, occupation, premium, windfall profit, real property, personal property, escheat or unclaimed property, intangibles, withholding, social security, workers’ compensation, unemployment, disability, payroll, net worth, employee or other tax, fee, levy, duty, tariff, impost or other like charges imposed by a Governmental Authority, including any interest, penalties, fines, loss, damage, liability, expense, or additions thereto, whether disputed or not.

“Tax Contest” means an audit, examination, claim, or other administrative or judicial proceeding, contest, assessment, notice of deficiency, proposed adjustment, dispute or controversy relating to Taxes.

“Tax Return” means any return, declaration, report, claim for refund, FBAR report, information return or statement relating to any Taxes, including any schedule or attachment thereto and including any amendment thereof, supplied or required to be supplied to a Governmental Authority and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company.

“Territory” means anywhere in the United States.

“Third Party” has the meaning set forth in Section 8.6(a).

“Trade Control Laws” has the meaning set forth in Section 4.9(a).

“Trade Secrets” is defined in the definition of “IP Rights”.

“Trademarks” is defined in the definition of “IP Rights”.

“Transaction” has the meaning set forth in Section 2.2.

“Transaction Expenses” means as of the Effective Time, whether payable prior to, at or after the Closing, (a) the aggregate amount of all fees, costs and expenses accrued, incurred or payable by the Company to any Person, in each case, to the extent unpaid and incurred solely in connection with the negotiation, execution and delivery of this Agreement and the consummation of the Transaction, including (x) any amounts payable to financial, legal or other advisors and (y) any sale, change of control, commission, retention, severance, incentive compensation, equity or equity-based rights or other similar payments payable or owed to current or former directors, officers, employees or other service providers of the Company or otherwise payable or owed by the Company that are triggered in whole in connection with the Transaction (including the aggregate amounts payable at or after Closing pursuant to the Transaction Bonus Agreements (as defined on the Disclosure Schedules), including any employer’s portion of employment, payroll and other similar Taxes associated with such amounts or other compensatory payments made pursuant to this Agreement; any amounts payable to financial, legal or other advisors, (b) 50% of all Transfer Taxes, (c) fees related to the Tail Policy, (d) 50% of the premium of the R&W Insurance Policy, (e) the sum of severance, bonus and any other payments payable or owed to John Ehlinger, including any employer’s portion of employment, payroll and other similar Taxes associated with such amounts, less $40,000 and (f) 50% of the fees payable to the Escrow Agent.

“Transaction Tax Deduction” means, without duplication, any Tax loss or Tax deduction, which is either deductible or allowable as a loss for Income Tax purposes at a more-likely-than-not (or greater) level of comfort, in each case, resulting from or attributable to the payment of: (a) any Transaction Expenses; (b) any fees, expenses and interest (including amounts treated as interest for Tax purposes and any breakage fees) incurred by Company or any of the Subsidiaries, and any unamortized deferred financing costs, with respect to the payment of Indebtedness in connection with the Transactions; (c) any deduction arising from the payment or accrual of any Taxes to the extent that such Taxes are included in the calculation of Closing Date Debt or Working Capital; and (d) any other amounts that arise from, or are incurred in connection with, the transactions and which are economically borne by the Sellers under this Agreement.

“Transfer Taxes” has the meaning set forth in Section 6.4(c).

“U.S. Securities Laws” has the meaning set forth in Section 2.7(b).

“VHG” has the meaning set forth in the preamble to this Agreement.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq. (1988) and any similar Laws.

“Working Capital Ratio” means the ratio of those current assets of the Company and the Subsidiaries of the types identified on Schedule 2.5, to those current liabilities of the Company and the Subsidiaries of the types identified on Schedule 2.5, in each case, determined (a) without duplication and on a consolidated basis in accordance with GAAP and (b) in accordance with any accounting principles set forth on Schedule 2.5; provided, however, for purposes of determining the Closing Date Working Capital Ratio, the line item labeled “Accounts Receivable (net of reserves)” under Current Assets set forth on Schedule 2.5 shall be equal to the aggregate sum of the accounts receivable of the Company and its Subsidiaries as of the Effective Time actually collected as of the Measurement Date; provided, further, that (i) accounts receivable subject to recoupment by Noridian Medicare under the CARES Act (“Noridian AR”) shall be deemed collected accounts receivable and (ii) reserves for any Noridian AR shall not be netted against collected accounts receivable, in each case, for purposes of calculating the Closing Date Working Capital Ratio. In no event will the Working Capital Ratio include any amount taken into account in determining Indebtedness or Transaction Expenses.

“Working Capital Target” means a Working Capital Ratio of 1.0 to 1.0.